    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 14, 1999.


                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                METROCALL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               4812                              54-1215634
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                           -------------------------

                             6677 RICHMOND HIGHWAY
                           ALEXANDRIA, VIRGINIA 22306
                                 (703) 660-6677
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            WILLIAM L. COLLINS, III
                            CHIEF EXECUTIVE OFFICER
                                METROCALL, INC.
                             6677 RICHMOND HIGHWAY
                           ALEXANDRIA, VIRGINIA 22306
                                 (703) 660-6677
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           -------------------------

                                WITH A COPY TO:

                             GEORGE P. STAMAS, ESQ.
                             THOMAS W. WHITE, ESQ.
                           WILMER, CUTLER & PICKERING
                              2445 M STREET, N.W.
                             WASHINGTON, D.C. 20037
                                 (202) 663-6000
                           -------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED            REGISTERED            PER SECURITY             PRICE(1)         REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
11% Senior Subordinated Notes
  of Metrocall, Inc due 2008.........      $250,000,000               100%               $250,000,000             $69,500
---------------------------------------------------------------------------------------------------------------------------------
Total................................      $250,000,000               100%               $250,000,000             $69,500
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------


(1) Calculated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee. Such amount represents the aggregate offering price for 11% Senior Subordinated Notes of Metrocall that Metrocall is offering to accept in exchange for the 11% Senior Subordinated Notes of Metrocall registered pursuant to this Registration Statement.


(2) Previously paid.


                           -----------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 14, 1999


PROSPECTUS

                           OFFER FOR ALL OUTSTANDING
                     11% SENIOR SUBORDINATED NOTES DUE 2008
                                IN EXCHANGE FOR
                     11% SENIOR SUBORDINATED NOTES DUE 2008
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       OF
                                [METROCALL LOGO]
                           -------------------------

Metrocall, Inc. offers to exchange up to $250,000,000 aggregate principal amount of new, registered 11% Senior Subordinated Notes due 2008 for a like amount of its outstanding unregistered 11% Senior Subordinated Notes due 2008.

                          KEY TERMS OF EXCHANGE OFFER

- Expires at 5:00 p.m., New York City time, on              , 1999, unless
  extended.

- No conditions other than that the exchange offer not violate applicable law or any applicable interpretations of the Staff of the Securities and Exchange Commission.

- All outstanding Notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of outstanding Notes may be withdrawn any time prior to the expiration of this exchange offer.
                           -------------------------

                     INVESTING IN THE NOTES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 14.
                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES TO BE DISTRIBUTED IN THIS EXCHANGE OFFER, NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                The date of this prospectus is April     , 1999

                     NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about Metrocall, including, among other things:

     - Metrocall's high leverage and need for substantial capital;

     - Metrocall's ability to service its debt;

     - Metrocall's history of operating losses;

     - the restrictive covenants governing Metrocall's indebtedness;

     - the amortization of Metrocall's intangible assets;

     - Metrocall's ability to integrate acquisitions and realize cost savings from the elimination of duplicative functions of acquired businesses;

     - the risks associated with Metrocall's ability to implement its business strategies;

     - the impact of competition and technological developments;

     - satellite transmission failures;

     - subscriber turnover;

     - Metrocall's ability to implement its Year 2000 readiness plan;

     - litigation;

     - regulatory changes; and

     - dependence on key suppliers.

Other matters set forth in this prospectus or in the documents incorporated by reference may also cause actual results in the future to differ materially from those described in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

This prospectus, which constitutes a part of a registration statement on Form S-4 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should review the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the

SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this Prospectus the following documents or information filed with the SEC:

          1. Metrocall's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 31, 1999;

          2. Metrocall's Current Report on Form 8-K dated October 2, 1998, as amended January 27, 1999.

          3. All documents filed by Metrocall pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of the registration statement of which this Prospectus is part and prior to the effectiveness thereof or subsequent to the date of this Prospectus and prior to the termination of the offering made hereby.

As noted above, any statement contained in this prospectus, or in any documents incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for the purpose of this prospectus to the extent that a subsequent statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated into this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). You should direct such requests to Metrocall, Inc., 6677 Richmond Highway, Alexandria, Virginia 22306, Attention: Shirley B. White, Assistant Secretary. In order to ensure timely delivery of the documents, any request should be made no later than five (5) business days prior to the expiration date of this exchange offer.

                                    SUMMARY

You should read the following summary together with the more detailed information regarding our company, the Notes we are offering, and our financial statements and notes thereto included elsewhere or incorporated by reference in this prospectus.

                                  THE COMPANY

We are a leading provider of local, regional and national paging and other wireless messaging services. Through our nationwide wireless network, we provide messaging services to over 1,000 U.S. cities, including the top 100 Standard Metropolitan Statistical Areas. Since 1993, our subscriber base has increased from less than 250,000 to more than 5.6 million. We have achieved this growth through a combination of internal growth and a program of mergers and acquisitions. As of December 31, 1998, we were the second largest messaging company in the United States based on the number of subscribers.

PAGING AND WIRELESS MESSAGING INDUSTRY OVERVIEW

We believe that paging and wireless messaging is the most cost-effective and reliable means of conveying a variety of information rapidly over a wide geographic area either directly to a person traveling or to various fixed locations. Conventional paging, as a one-way communications tool, is a lower-cost way to communicate than existing two-way communication methods. For example, the pagers and air time required to transmit a typical message cost less than the equipment and air time for cellular and personal communications services (PCS) telephones. Furthermore, pagers operate for longer periods due to superior battery life, often exceeding one month on a single battery. Paging subscribers generally pay a flat monthly service fee, which covers a certain number of messages sent to the subscriber. In addition, pagers are unobtrusive and portable and historically have withstood substantial technological advances in the communications industry. Many mobile telephone customers use pagers in conjunction with their telephones to screen incoming calls and minimize battery wear and usage charges.

Although the U.S. paging industry has over 500 licensed paging companies, we estimate that the ten largest paging companies, including us, currently serve approximately 75% of the total paging subscribers in the United States. These paging companies are facilities-based, Commercial Mobile Radio Service (CMRS) providers, previously classified as either Radio Common Carrier (RCC) or Private Carrier Paging (PCP) operators, servicing over 100,000 subscribers each in multiple markets and regions.

We believe that the future of the paging and wireless communications industry will include technological improvements that permit increased service and applications, and consolidation of smaller, single-market operators and larger, multi-market paging companies.

Recent technological advances include new paging services such as "confirmation" or "response" paging that send a message back to the paging system confirming that a paging message has been received, digitized voice paging, two-way paging and notebook and sub-notebook computer wireless data applications. Narrowband PCS offers the ability to provide some of these services on an expanded basis. Narrowband PCS utilizes a two-way spectrum, which offers advantages to the traditional one-way spectrum that some paging networks use. The two-way spectrum enables a paging device to emit a signal that notifies the network of the paging device's location and permits the network to send the message to transmitters closest to the paging device. In contrast, a one-way spectrum requires the message to be sent to all transmitters within a geographic area and not necessarily to those transmitters closest to the paging device. Therefore, a two-way spectrum utilizes less air time of the paging network and creates more air time capacity particularly in the areas farthest from the paging device. While these narrowband PCS services have been proven technologically feasible, their economic viability has not been fully tested based on the cost of licenses, infrastructure and capital requirements; increased operating costs, and competitive, similarly priced two-way broadband PCS and cellular services.

OUR BUSINESS STRATEGY

Our business strategy is to increase shareholder value by expanding our subscriber base and increasing revenues, cost efficiencies, and operating cash flow. Operating cash flow is defined as EBITDA (earnings before interest, taxes, depreciation and amortization). The principal elements of this strategy include the following:

MANAGE CAPITAL REQUIREMENTS AND INCREASE FREE CASH FLOW. Our key financial objective is to manage capital requirements and increase free cash flow. We define free cash flow as operating cash flow less capital expenditures and interest expense. To achieve this objective, we focus on the following:

     - focusing on selling, rather than leasing, paging units in order to reduce capital expenditure requirements per subscriber;

     - increasing revenues and cash flow through sales of value-added advanced messaging and information services which generate higher average monthly revenue per unit (ARPU) than standard messaging or paging services; and

     - increasing the utilization of our fully developed nationwide network to serve more customers per frequency and enter new markets with minimal capital outlay.

MAXIMIZE INTERNAL GROWTH POTENTIAL. We have grown internally by broadening our distribution network and expanding our target market to capitalize on the growing appeal of messaging and other wireless products and services. Since December 31, 1994, we have added approximately 1.4 million new subscribers through internal growth. We have expanded our direct and indirect distribution channels to gain access to different market segments. As part of this strategy, we have formed strategic alliances with:

     - local, long-distance, cellular and PCS providers, such as AT&T Wireless Services Inc. (AT&T Wireless), Bell Atlantic, Qwest, Vanguard Cellular and ALLTEL;

     - cable television companies, such as Adelphia Cable Communications and Suburban Cable; and

     - retail outlets, such as Circle K Stores, AutoZone, Ritz Camera and Walgreens.

We have also developed strategic marketing relationships with America Online and Washington Gas and Light Company, which are designed to further enhance our market presence. We have also entered into a broadband PCS alliance with AT&T Wireless Inc., which will enable us to further diversify our product mix by distributing AT&T's digital PCS wireless products and AT&T's Digital One Rate(SM) service plans via our direct distribution channels. In 1999, we will continue to expand our multi-tiered distribution network and marketing relationships. We believe that these initiatives will continue to increase our sales and broaden the range and diversity of products that we currently offer to consumers.

EXPAND MARKET PRESENCE THROUGH CONSOLIDATION. We have expanded our subscriber base and geographic coverage through consolidation. On October 2, 1998, we acquired the

Advanced Messaging Division (AMD) of AT&T Wireless, the paging operations of AT&T. The AMD acquisition increased the size of our subscriber base by adding
1.2 million subscribers to our existing customer base. As part of the acquisition, we also acquired a 50KHz/50KHz narrowband personal communications service license (NPCS license). We expect to realize the following benefits from the AMD acquisition:

     - GREATER SCALE AND SCOPE. The AMD acquisition increases our geographic presence to include Alaska, Arkansas, Colorado, Kansas, Minnesota, Missouri, Oklahoma, Oregon, Utah and Washington. In addition, it adds to our existing presence in the Northeast, Southeast, Midwest, Mid-Atlantic and Southwest and West.

     - PREMIUM, HIGH REVENUE CUSTOMER BASE. The AMD acquisition adds premium, high revenue subscribers to our existing customer base. AMD's ARPU has historically been higher than the paging industry average. AMD provided its paging and messaging services to large business customers, which typically generate higher ARPU than individual customers. Approximately 23% of AMD's subscribers were high-ARPU alphanumeric customers, one of the highest percentages in the industry.

     - SYNERGIES. As we integrate AMD's operations with our own paging operations, we expect to realize significant synergies. For example, AMD provided nationwide paging services without the benefit of a nationwide network. As a result, AMD spent $29.3 million in 1997 reselling other carriers' services, which adversely affected its margins. Over time, we expect to switch a portion of AMD's customers to our nationwide network, which will reduce third-party costs and increase the utilization of our network. In addition, we expect to realize significant annual cost savings from elimination of duplicative AMD functions. We expect to complete the integration of AMD by the fourth quarter of 1999.

Since July 1996, we have acquired the following companies, which have added approximately 3.6 million subscribers:

ACQUIRED COMPANY                            ACQUISITION DATE     NO. OF SUBSCRIBERS
----------------                            -----------------    ------------------
Parkway Paging, Inc. (Parkway)............    July 16, 1996            140,000
Satellite Paging and Messaging Network
  (collectively, Satellite)...............   August 30, 1996           100,000
A+ Network, Inc. (A+ Network).............  November 15, 1996          660,000
Page America Group, Inc. (Page America)...    July 1, 1997             198,000
ProNet Inc. (ProNet)......................  December 30, 1997        1,286,000
AMD.......................................   October 2, 1998         1,215,000
                                                                     ---------
     Total................................                           3,599,000
                                                                     =========

We believe that our enhanced nationwide coverage will give us a competitive advantage in gaining additional subscribers in the future. We may continue to expand our geographic penetration and subscriber base through future acquisitions, but only if we identify potential candidates that satisfy certain criteria. These criteria include valuation, geographic coverage, regulatory licenses, type of consideration, availability of financing and accretive and de-leveraging benefits.

PURSUE COST-EFFICIENT TECHNOLOGICAL ADVANCES. We have pursued technological advances that are proven, cost-efficient and consistent with our strategy to increase free cash flow.

For instance, we have historically concentrated our capital spending on developing our local, regional and nationwide one-way paging networks. We have also recently taken steps to enter the two-way paging business now that the technology has been proven and gained initial market acceptance. As part of the AMD acquisition, we acquired the NPCS license in October 1998. Also, in October 1998, we entered into a five-year strategic alliance with PageMart Wireless, Inc., a leading provider of paging and messaging services to develop and offer narrowband PCS. Our alliance consists of two phases: a switch-based resale phase and a shared network build-out phase. In the first phase, we will provide narrowband PCS using PageMart's advanced messaging transmit and receive network. We began offering guaranteed-delivery messaging in the first quarter of 1999. We expect the first phase to permit us to begin offering two-way messaging by the middle of 1999. In the second phase, we will install and operate our own outbound narrowband PCS frequency on our nationwide network and PageMart will provide turnkey installation and operation of a receiver network. We believe this alliance will enable us to comply with the FCC's mandated narrowband PCS build-out requirements. Under the alliance, we will share certain capital expenditures and operating expenses. We believe that the PageMart alliance will enable us to provide narrowband PCS in a faster and more cost-effective manner than if we developed the network ourselves. The development of the NPCS license acquired in the AMD acquisition and the PageMart alliance will allow us to increase capacity and reduce our long-term cost of message delivery through frequency reuse. It will also permit us to enter the market for advanced messaging services, including two-way paging and data intensive messaging. We are also pursuing other strategic marketing and development efforts to deliver advanced messaging services, such as e-mail notification and user-specific data services, to our paging subscribers through the Internet.

OPTIMIZE CUSTOMER RELATIONSHIPS. We seek to maintain a close relationship with our existing customers and to develop stronger relationships with the subscribers of newly acquired companies by maintaining decentralized sales, marketing and customer service operations and providing value-added services tailored to customers' needs. The value-added services we provide are billed as enhancements to our basic service and generally result in higher ARPU. Our specific value-added services include:

     - Direct View, which permits organizations to use our wireless network to broadcast news, sports, stock data and general and customized information to LED display signs;

     - Pager ID, which identifies the name of the person placing the call to the pager;

     - customized wireless messaging applications for specific segments of the public, such as the medical community; and

     - an enterprise-wide messaging management software and database system.

MAINTAIN LOW COST OPERATIONS AND IMPROVE MARGINS. A key component of our business strategy is to make investments that improve our operating efficiencies thereby leading to margin improvement. In 1998, our operating efficiencies improved because we continued to invest in high quality, large capacity infrastructure and systems updates and to centralize administrative and back-office functions. During 1998, we implemented a new financial accounting management information system, completed a number of billing system upgrades, added a new inventory management system and began using an Internet based tower site management application. We also integrated the administrative functions of newly acquired companies which enabled us to reduce our general and administrative expenses per subscriber.

We also believe that as use of our strategic alliances and other indirect distribution channels increase, our operating costs will decrease as participants in these channels typically bear a portion of our sales and customer service expenses. Similarly, we believe our focus on maximizing monthly recurring revenues and promoting value-added services will improve operating margins. We also recently entered into a strategic long-term arrangement with Motorola to optimize supply chain logistics. As part of this arrangement, Motorola will ship pager units directly to our strategic retail partners. In addition, we and Motorola will work to develop an electronic data interchange to enhance Motorola's ability to supply page units to our customers. We expect this distribution arrangement to reduce handling costs, inventory levels and cycle times.
                           -------------------------

Metrocall was organized as a Delaware corporation in October 1982. Metrocall common stock is traded on the Nasdaq Stock Market under the symbol "MCLL." Metrocall's principal executive offices are located at 6677 Richmond Highway, Alexandria, Virginia 22306 and its telephone number is (703) 660-6677.

                               THE EXCHANGE OFFER

We summarize below the terms of the exchange offer. This summary is not complete, and you should read the detailed description of the offer under "The Exchange Offer" below.

GENERAL.........................    Metrocall is offering up to $250,000,000
                                    aggregate principal amount of new Notes in exchange for a like principal amount of old
                                    Notes. Metrocall issued the Notes on
                                    December 22, 1998 to certain placement
                                    agents. The placement agents subsequently resold the Notes in exempt transactions.
                                    Metrocall is making the exchange offer in order to satisfy its obligations under a registration rights agreement.

EXPIRATION DATE.................    5:00 p.m., New York City time, on
                                              , 1999 or any subsequent date to
                                    which the exchange offer is extended.

CONDITIONS TO THE EXCHANGE
OFFER...........................    The exchange offer is not subject to any
                                    conditions other than that the offer does not violate applicable law or any applicable interpretation of the staff of the SEC. The offer is not conditioned upon any minimum principal amount of Notes being tendered.
                                    Metrocall reserves the right

                                    - to delay the acceptance of the Notes for
                                      exchange,

                                    - to terminate the exchange offer,

                                    - to extend the expiration date of the
                                      exchange offer and retain all Notes
                                      tendered pursuant to the exchange offer, subject to the right of holders of Notes to withdraw their tendered Notes, or

                                    - to waive any condition or otherwise amend
                                      the terms of the exchange offer in any
                                      respect.

WITHDRAWAL RIGHTS...............    You may withdraw a tender of Notes at any
                                    time on or prior to the expiration date by delivering a written notice of such withdrawal to the exchange agent.

PROCEDURES FOR TENDERING OLD
  NOTES.........................    In order to tender your Notes, you must
                                    complete and sign a letter of transmittal in accordance with the letter's instructions.
                                    You must forward the letter of transmittal and any other required documents to the exchange agent, together with the Notes to be tendered or in compliance with the specified procedures for guar-anteed delivery of Notes. Certain brokers, dealers, commercial banks, trust companies and other nominees may also tender Notes by book-entry transfer. If your Notes are registered in the name of one of these entities, you are urged to contact such person promptly if you wish them to tender
                                    Notes pursuant to the exchange offer. Do not send letters of transmittal and certificates representing Notes to Metrocall. Send them only to the exchange agent. The exchange agent can answer your questions regarding how to tender your Notes.

RESALES OF NEW NOTES............    Metrocall is making the exchange offer in
                                    reliance on the position of the SEC Staff as set forth in certain interpretive letters addressed to parties in other transactions.
                                    Based on these interpretations, Metrocall believes that new Notes issued pursuant to this exchange offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such new Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such new notes. Special rules apply, however, to resales by "affiliates" of Metrocall or "participating broker-dealers." See "The
                                    Exchange Offer -- Resale of New Notes" and
                                    "Plan of Distribution."

INTEREST........................    Metrocall will pay accrued interest on old
                                    Notes you exchange to, but not including, the issuance date of the new Notes.
                                    Metrocall will pay such interest to you with the first interest payments on the new
                                    Notes.

EXCHANGE AGENT..................    The exchange agent is First Union National
                                    Bank. The exchange agent's addresses, and telephone and facsimile numbers of the are set forth in "The Exchange Offer -- Exchange
                                    Agent" and in the Letter of Transmittal.

USE OF PROCEEDS.................    Metrocall will not receive any cash proceeds
                                    from the issuance of the new Notes. The net proceeds from the initial sale of Notes was approximately $242.6 million, of which $229 million was used to repay outstanding amounts under Metrocall's existing credit facility. See "Use of Proceeds."

CERTAIN UNITED STATES FEDERAL
  INCOME TAX CONSEQUENCES.......    You should review the information set forth
                                    under "Certain United States Federal Income
                                    Tax Consequences" prior to tendering old
                                    Notes in the exchange offer.

                                 THE NEW NOTES

We summarize below the key terms of the new Notes. This summary is not complete, and you should read the detailed description of the Notes under "Description of Notes," below.

ISSUER..........................    Metrocall, Inc.

NOTES OFFERED...................    The terms of the new Notes will be identical
                                    in all material respects to the old Notes, except that the new Notes will not contain transfer restrictions and will not provide for increased interest for certain future periods.

MATURITY........................    September 15, 2008.

INTEREST........................    Payable semi-annually in cash on March 15
                                    and September 15 of each year.

OPTIONAL REDEMPTION.............    We may redeem any of the Notes beginning on
                                    September 15, 2003. The initial redemption price is 105.5% of the principal amount, plus accrued interest. The redemption price will decline each year after 2003 and will be 100% of the principal amount, plus accrued interest, beginning on September 15, 2006.

CHANGE OF CONTROL...............    Upon a change of control (as defined under
                                    "Description of Notes"), we will be required to make an offer to purchase the Notes. The purchase price will equal 101% of the principal amount of the Notes on the date of purchase plus accrued interest. We may not have sufficient funds available at the time of any change of control to make any required debt repayment (including repurchases of the Notes).

RANKING.........................    The Notes will rank behind all our existing
                                    and future senior debt. At December 31,
                                    1998, the Notes:


                                    - were subordinated to $44.8 million of
                                      senior debt; and



                                    - ranked equally with $700.3 million of
                                      other senior subordinated debt.


CERTAIN COVENANTS...............    The terms of the Notes restrict our ability
                                    and the ability of certain of our
                                    subsidiaries to:

                                    - incur additional indebtedness,

                                    - pay dividends or make distributions in
                                      respect of capital stock,

                                    - repurchase or redeem capital stock,

                                    - make certain investments and other
                                      restricted payments,

                                    - create liens,

                                    - enter into transactions with stockholders
                                      or affiliates,

                                    - sell assets,

                                    - issue or sell stock of certain
                                      subsidiaries, and

                                    - merge or consolidate with other companies.

                                    However, these limitations will be subject to a number of important qualifications and exceptions.

BOOK-ENTRY: DELIVERY
  AND FORM......................    New Notes exchanged for old Notes will be
                                    represented by one or more permanent global
                                    Notes in definitive, fully registered form, deposited with a custodian for, and registered in the name of a nominee of, The
                                    Depository Trust Company (DTC). Beneficial interests in permanent global Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants.

                                  RISK FACTORS

YOU SHOULD CONSIDER CAREFULLY CERTAIN MATTERS RELATING TO THE COMPANY, ITS BUSINESS AND AN INVESTMENT IN THE NOTES. SEE "RISK FACTORS."

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents historical consolidated financial data of Metrocall for the five years ended December 31, 1998. We derived the historical consolidated financial data for each of the five years in the period ended December 31, 1998 from our audited Consolidated Financial Statements. You should read the following information together with our Consolidated Financial Statements and notes thereto which are included in our Annual Report on Form 10-K for the year ended December 31, 1998, which has been incorporated by reference.

                                                      YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------
                                     1994(a)      1995      1996(a)      1997(a)      1998(a)
                                     --------   --------   ----------   ----------   ----------
                                            (DOLLARS IN THOUSANDS EXCEPT FOR UNIT DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Service, rent and maintenance
  revenues.........................  $ 49,716   $ 92,160   $  124,029   $  249,900   $  416,352
Product sales......................     8,139     18,699       25,928       39,464       48,372
                                     --------   --------   ----------   ----------   ----------
     Total revenues................    57,855    110,859      149,957      289,364      464,724
Net book value of products sold....    (6,962)   (15,527)     (21,633)     (29,948)     (31,791)
                                     --------   --------   ----------   ----------   ----------
                                       50,893     95,332      128,324      259,416      432,933
Operating expenses:
Service, rent and maintenance......    10,632     20,080       28,567       61,392      112,774
Selling and marketing..............     7,313     15,546       24,101       53,802       73,546
General and administrative(b)......    16,796     33,985       42,905       73,753      121,644
Depreciation and amortization......    13,829     31,504       58,196       91,699      234,948
                                     --------   --------   ----------   ----------   ----------
Loss from operations...............    (2,323)    (5,783)     (25,445)     (21,230)    (109,979)
Interest and other income
  (expense)(c).....................       161        314         (607)         156          849
Interest expense...................    (3,726)   (12,533)     (20,424)     (36,248)     (64,448)
                                     --------   --------   ----------   ----------   ----------
Loss before income tax benefit and
  extraordinary item...............    (1,242)   (18,002)     (46,476)     (57,322)    (173,578)
Income tax provision benefit.......       152        595        1,021        4,861       47,094
                                     --------   --------   ----------   ----------   ----------
Loss before extraordinary item.....    (1,090)   (17,407)     (45,455)     (52,461)    (126,484)
Extraordinary item(c)..............    (1,309)    (2,695)      (3,675)          --           --
                                     --------   --------   ----------   ----------   ----------
  Net loss.........................    (2,399)   (20,102)     (49,130)     (52,461)    (126,484)
Preferred dividends................        --         --         (780)      (7,750)     (11,767)
                                     --------   --------   ----------   ----------   ----------
  Loss attributable to common
     stockholders..................  $ (2,399)  $(20,102)  $  (49,910)  $  (60,211)  $ (138,251)
                                     ========   ========   ==========   ==========   ==========

                                                      YEAR ENDED DECEMBER 31,
                                     ----------------------------------------------------------
                                     1994(a)      1995      1996(a)      1997(a)      1998(a)
                                     --------   --------   ----------   ----------   ----------
                                            (DOLLARS IN THOUSANDS EXCEPT FOR UNIT DATA)
OPERATING AND OTHER DATA:
Net cash provided by operating
  activities.......................  $ 11,796   $ 14,000   $   15,608   $   27,166   $   41,154
Net cash used in investing
  activities.......................  $(19,227)  $(44,528)  $ (327,904)  $ (176,429)  $ (191,747)
Net cash provided by financing
  activities.......................  $  9,190   $151,329   $  199,639   $  163,242   $  134,133
EBITDA(d)..........................  $ 16,152   $ 27,771   $   32,751   $   70,469   $  124,969
EBITDA margin(d)(e)................      31.7%      29.1%        25.5%        27.2%        28.9%
Ratio of earnings to fixed
  charges(f).......................        --         --           --           --           --
ARPU(g)............................  $  10.53   $   9.15   $     8.01   $     8.25   $     7.57
Average monthly operating expense
  per unit(h)......................  $   7.36   $   6.71   $     6.28   $     6.47   $     5.66
Units in service (end of
  period)(a).......................   755,546    944,013    2,142,351    4,030,836    5,659,550
Units in service per employee (end
  of period).......................     1,007      1,047        1,086        1,366        1,512
Capital expenditures...............  $ 19,091   $ 44,058   $   62,110   $   69,935   $   78,658

                                                          AS OF DECEMBER 31,
                                       --------------------------------------------------------
                                         1994       1995       1996        1997         1998
                                       --------   --------   --------   ----------   ----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............  $  2,773   $123,574   $ 10,917   $   24,896   $    8,436
Working capital (deficit)............    (5,277)   116,009     (7,267)     (24,631)     (27,876)
Total assets.........................   200,580    340,614    646,577    1,087,014    1,262,687
Total debt...........................   104,846   154.,055    327,792      599,941      743,334
Redeemable preferred stock...........        --         --     31,231       53,982      160,742
Total stockholders' equity...........    68,136    155,238    166,298      179,496       45,429

-------------------------

a) Consolidated statements of operations data for fiscal years 1994, 1996, 1997 and 1998 include the results of operations of acquired companies from their respective acquisition dates. In May 1997, we sold the assets of our telemessaging operations (acquired through merger on November 15, 1996); therefore, results of operations for the year ended December 31, 1997 include telemessaging operations through the date of sale only. Consolidated statements of operations data for fiscal year 1997 exclude the operations of ProNet because the merger was completed on December 30, 1997. Units in service at December 31, 1997, include approximately 1.3 million units acquired in the ProNet merger.

b) Includes the impact of one-time, non-recurring amounts for severance and other compensation costs incurred as part of a management reorganization of approximately $2.0 million in fiscal year 1995.

c) In fiscal years 1994 and 1995, we refinanced balances outstanding under our then existing credit facilities and recorded extraordinary items of $1.3 million and $2.7 million, respectively, representing charges to expense unamortized deferred financing costs and other costs, net of any income tax benefits, related to those credit facilities. In 1996, we recorded an extraordinary item for costs of approximately $3.7 million paid to purchase the A+ Network
   11 7/8% senior subordinated notes outstanding. In 1995, we incurred breakage fees of approximately $1.7 million associated with the termination of two interest rate swap agreements, which have been included in interest and other income (expense).

d) EBITDA (earnings before interest, taxes, depreciation and amortization, and certain one-time charges), while not a measure under generally accepted accounting principles (GAAP), is a standard measure of financial performance in the paging industry; EBITDA should not be considered in isolation or as an alternative to net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of performance under GAAP. EBITDA is, however, an approximation of the primary financial measure by which our covenants are calculated under our indentures and our credit facility. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition, Liquidity and Capital Resources" included in our Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated herein by reference for discussion of significant capital requirements and commitments. In 1995, EBITDA excludes non-recurring amounts of approximately $2.0 million incurred as part of a management reorganization.

e) EBITDA margin is calculated by dividing (a) EBITDA by (b) the amount of total revenues less the net book value of products sold.

f) Earnings were insufficient to cover fixed charges in 1994, 1995, 1996, 1997 and 1998 by $1.2 million, $18.0 million, $46.5 million, $57.3 million and $173.6 million, respectively.

g) ARPU (average monthly paging revenue per unit) is calculated by dividing (a) service, rent and maintenance revenues for the period by (b) the average number of units in service for the period. The ARPU calculation excludes revenues derived from non-paging services such as telemessaging, long distance and cellular telephone.

h) Average monthly operating expense per unit is calculated by dividing (a) total recurring operating expenses before depreciation and amortization for the period by (b) the average number of units in service for the period. For this calculation, operating expenses exclude non-recurring amounts for severance and other compensation costs incurred as part of a management reorganization of approximately $2.0 million in 1995.

                                  RISK FACTORS

You should carefully consider those risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us; additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, you may lose all or part of your investment. You should refer to documents we file with the SEC after the date of this prospectus, which may include new or updated information regarding the risks described below.

METROCALL'S BUSINESS IS SUBJECT TO VARIOUS RISKS

This prospectus incorporates by reference the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 1998 under "Additional Factors Affecting Future Operating Results and Financial Condition."

THE NOTES WILL BE SUBORDINATED TO METROCALL'S SENIOR DEBT

The Notes will be subordinated to all of our present and future senior debt. As of December 31, 1998, we had $44.8 million of senior debt. The Notes will not be secured by any of our assets. Our obligations under our credit facility are secured by substantially all of our assets.

If we became insolvent or were liquidated, or if payments under the credit facility were accelerated, our assets would be available to pay obligations on the Notes only after all payments had been made on our secured and other senior debt. We cannot assure you that sufficient assets will remain to make any payments on the Notes. In addition, all payments on the Notes will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

The Notes will rank equally with our existing senior subordinated debt. As of December 31, 1998, we had $700.3 million principal amount of existing senior subordinated debt, including the Notes. If our assets remaining after the senior debt was paid were insufficient to repay all senior subordinated debt, the Notes would share proportionately with the other senior subordinated debt.

THERE WILL BE NO PUBLIC TRADING MARKET FOR THE NOTES

No active trading market currently exists for the Notes and none may develop. The Notes will not be listed on any securities exchange. If any of the Notes are traded after we issue them, the Notes may trade at a discount from the initial offering price. The trading price may depend upon prevailing interest rates, the market for similar securities, and other factors, including general economic conditions and our financial condition, performance and prospects. Although the placement agents have informed us that they intend to make a market in the Notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice.

NOTES THAT ARE NOT EXCHANGED WILL BE SUBJECT TO TRANSFER RESTRICTIONS

The old Notes were not registered under the Securities Act or any state securities laws. Therefore, they may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an applicable exemption. Untendered Notes which remain outstanding after consummation of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. If you still hold untendered Notes after completion of the exchange offer, you will not be entitled to any rights to have such Notes registered under the Securities Act. See "Description of the Old Notes." We do not intend to register any untendered Notes that remain outstanding after consummation of the exchange offer.

Your ability to sell unregistered Notes that are not tendered or accepted in the exchange offer could be adversely affected by other holders tendering and receiving registered Notes.

In the event that the exchange offer is not consummated and a shelf registration statement is not declared effective on or prior to June 22, 1999, the annual interest rate borne by the Notes will be increased by .5% per annum until the exchange offer is consummated or a shelf registration statement is declared effective.

                                USE OF PROCEEDS

Metrocall will not receive any cash proceeds from the issuance of the new Notes. On December 22, 1998, Metrocall received net proceeds of $242.6 million from the issuance of the Notes, which were used to repay outstanding indebtedness under its credit facility and for other corporate purposes.

                                 CAPITALIZATION

This table sets forth Metrocall's capitalization as of December 31, 1998. Since the exchange offer will involve an exchange of outstanding securities, it will have no effect on capitalization. You should read the information set forth below together with "Unaudited Pro Forma Condensed Combined Financial Data," included herein, and Metrocall's Consolidated Financial Statements and the AMD Combined Financial Statements and the notes thereto which have been incorporated by reference.

                                                               DECEMBER 31, 1998
                                                             ----------------------
                                                             (DOLLARS IN THOUSANDS)
Cash and cash equivalents................................          $   8,436
                                                                   =========
Short-term debt:
  Current portion of long-term debt......................          $     771
                                                                   =========
Long-term debt:
  Borrowings under Credit Facility.......................          $  40,000
  11 7/8% Senior Subordinated Notes Due 2005 (A+
     Notes)..............................................                284
  11 7/8% Senior Subordinated Notes Due 2005 (ProNet
     Notes)..............................................            100,000
  10 3/8% Senior Subordinated Notes Due 2007.............            150,000
  9 3/4% Senior Subordinated Notes Due 2007..............            200,000
  11% Senior Subordinated Notes Due 2008(1)..............            248,260
  New Notes offered hereby(1)............................
  Capital lease obligations..............................              3,575
  Other long-term debt...................................                444
                                                                   ---------
                                                                     742,563
                                                                   ---------
Series A Convertible Preferred Stock.....................             45,441
Series B Junior Convertible Preferred Stock(2)...........             18,391
Series C Convertible Preferred Stock.....................             96,910
Stockholders' equity:
  Common stock...........................................                416
  Additional paid-in capital.............................            340,249
  Retained deficit.......................................           (295,236)
                                                                   ---------
     Total stockholders' equity..........................             45,429
                                                                   ---------
       Total capitalization..............................          $ 984,734
                                                                   =========

-------------------------

1) Net of a discount of $1.74 million.

2) In January 1999, Metrocall repurchased and retired all the Series B Junior Convertible Preferred Stock for $16.2 million. The transaction was financed with borrowings under Metrocall's credit facility .

                               THE EXCHANGE OFFER

This section sets forth the terms and conditions on which Metrocall (referred to here as the "Company") is offering to exchange new, registered Notes ("New Notes") for its outstanding, unregistered Notes ("Old Notes"). The offer made by this prospectus and the related letter of transmittal is referred to as the "Exchange Offer" and certain other terms are defined below.

PURPOSE AND EFFECT

In connection with the initial sale of the Old Notes, the Company entered into a registration rights agreement with the placement agents, pursuant to which the Company agreed, among other things, to use its best efforts to file under the Securities Act a registration statement relating to an offer to exchange the Old Notes for New Notes with terms identical in all material respects (except as described below) and to have such Registration Statement remain effective until the closing of the Exchange Offer. The Exchange Offer is being made to satisfy the contractual obligations of the Company under the registration rights agreement. The approval of Federal or State authorities is not required for consummation of the Exchange Offer.

The Old Notes provide, among other things, that in the event the Exchange Offer is not consummated and a shelf registration statement is not declared effective on or prior to June 22, 1999, the annual interest rate of the Old Notes will increase by .5% per annum until the Exchange Offer is consummated or a shelf registration statement is declared effective. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act and therefore will not contain terms with respect to transfer restrictions and will not provide for an increase in interest payments or other distributions thereon as a consequence of a failure to take certain actions in connection with their registration under the Securities Act.

The Exchange Offer is not being made to, and the Company will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company who desires to deliver such Old Notes by book-entry transfer at The Depository Trust Company.

TERMS OF THE EXCHANGE

The Company hereby offers, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange up to $250,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $250,000,000 of New Notes in exchange for a like principal amount of outstanding Old

Notes tendered and accepted in connection with the Exchange Offer. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes that are not tendered for, or are tendered but not accepted in connection with the Exchange Offer, will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for a such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date, or, if such unaccepted Old Notes are uncertificated, such securities will be returned, without expense to the tendering holder thereof promptly after the Expiration Date via book entry transfer.

Each Holder who tenders Old Notes pursuant to the Exchange Offer will be required to pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Old Notes. The Company will generally pay all other fees and expenses in connection with the registration statement for the Exchange Offer. See "-- Fees and Expenses."

METROCALL'S BOARD OF DIRECTORS DOES NOT MAKE ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term "Expiration Date" means 5:00 p.m., New York City time, on
             , 1999 unless the Exchange Offer is extended by the Company, in which case Expiration Date shall be the latest date and time to which the Exchange Offer is extended. The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (1) to delay the acceptance of the Old Notes for exchange, (2) to terminate the Exchange Offer (3) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "-- Withdrawal Rights," and (4) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

Following any such delay in acceptance, extension, termination or amendment, the Company will promptly give oral or written notice thereof to the Exchange Agent and make a public announcement thereof, and in the case of an extension, the Company will make such announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE OR EXCHANGE AND ISSUANCE OF NEW NOTES

Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "-- Withdrawal Rights") promptly after the Expiration Date. In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (1) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at The Depository Trust Company (DTC), (2) the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (3) any other documents required by the letter of transmittal.

The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, letters of transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

A holder of Old Notes will warrant and agree in the letter of transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and that the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

VALID TENDER. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at its address set forth under "-- Exchange Agent," and either (1) tendered Old Notes must be received by the Exchange Agent, or (2) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (3) the guaranteed delivery procedures set forth below must be complied with.

If less than all of the Old Notes delivered are tendered for exchange, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the letter of transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK ENTRY TRANSFER. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

SIGNATURE GUARANTEES. Certificates for the Old Notes need not be endorsed and signature guarantees on the letter of transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (1) a bank; (2) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (3) a credit union; (4) a national securities exchange, registered securities association or clearing agency; or
(5) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

GUARANTEED DELIVERY. If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

     (1) such tenders are made by or through an Eligible Institution;

     (2) a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, is received by the Exchange Agent, as provided below, on or prior to Expiration Date; and

     (3) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the letter of transmittal, are received by the Exchange Agent within three Nasdaq Stock Market trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed letter of transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the letter of transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

The acceptance by the Company for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

DETERMINATION OF VALIDITY. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by them not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

The Company's interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. None of the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

The Company is making the Exchange Offer for the Old Notes in reliance on the position of the staff of the Division of Corporation Finance of the Commission (the "Staff") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the Staff set out in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that at the time of the consummation of the Exchange Offer (1) it is not an "affiliate" of the Company within the meaning of Rule 405 under the 1933 Act, (2) any New Notes to be received by it are being acquired in the ordinary course of its business, (3) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the Staff in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making activities or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the letter of transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this prospectus untrue in any material respect or which causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the registration rights agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Old Notes."

All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. None of the Company, any affiliates or assigns of the Company, the Exchange Agent or any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if, the Company determines that the consummation of the Exchange Offer or any portion thereof would violate any applicable law or any applicable interpretation of the Commission or its staff. In such event, if the Company determines to amend the Exchange Offer and such amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act. Holders of Old Notes are entitled to certain rights under the Registration Rights Agreement in the event the Company is unable to consummate the Exchange Offer. See "Description of the Old Notes."

EXCHANGE AGENT

First Union National Bank has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letter of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

                           First Union National Bank
                     Customer Information Center -- NC1153
                       1525 West W.T. Harris Blvd., 3C3,
                      Charlotte, North Carolina 28262-1153
                              Phone: 704-590-7408
                            Facsimile: 704-590-7628
                              Attn: Michael Klotz

Delivery to other than the above address or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

Each Holder who tenders Old Notes pursuant to the Exchange Offer will be required to pay all underwriting discounts and commissions, if any, relating to the sale or disposition of the Old Notes. If New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

The Company will generally pay all fees and expenses in connection with the registration statement for the Exchange Offer. The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

ACCOUNTING TREATMENT

The New Notes will be recorded at the same carrying value as of the Old Notes as reflected in the Metrocall's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expense related to the issuance of the New Notes and of the Exchange Offer will be capitalized and amortized over the term of the New Notes.

                          DESCRIPTION OF THE NEW NOTES

The New Notes are issued under the Indenture between Metrocall (referred to here as the "Company") and First Union National Bank, as Trustee. The terms of the Notes include those terms stated in the Indenture and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). You can find the definitions of certain terms used in this description under "-- Certain Definitions." Capitalized terms not defined in this description under "-- Certain Definitions" are defined in the Indenture. The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it and not this description defines your rights as holders of these Notes. You may obtain a copy of the Indenture from the Company.

GENERAL DESCRIPTION OF THE NEW NOTES

The New Notes:

     - are general, unsecured obligations of the Company.

     - are subordinated in right of payment to all existing and future Senior Debt of the Company.

     - rank equally with all other senior subordinated debt of the Company, including $150.0 million aggregate principal amount of 10 3/8% senior subordinated notes, $200.0 aggregate principal amount million of 9 3/4% senior subordinated notes, $100.0 million aggregate principal amount of ProNet senior subordinated notes, $0.284 million aggregated principal amount of A+ Network senior subordinated notes and any of the Old Notes not exchanged.

PRINCIPAL, MATURITY AND INTEREST

The Company will issue New Notes with a maximum aggregate principal amount of $250.0 million. The Company will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on September 15, 2008. Subject to the covenants described below under "-- Certain Covenants," the Company may issue additional Notes under the Indenture. The Notes offered hereby and any additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

Interest on the Notes will accrue at the rate of 11% per annum and will be payable semi-annually in arrears on each March 15 and September 15 (each an "Interest Payment Date"). Interest on each New Note shall accrue from the last Interest Payment Date on which interest was paid on the Old Notes so surrendered. The Company will make each interest payment to the persons in whose names the Notes are registered at the close of business on the preceding March 1 and September 1. Interest will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Principal of, and premium, if any, and interest on each Note will be payable and the Notes may be presented for transfer or exchange at the office or agency of the Company maintained for such purpose. At the option of the Company, payment of interest may be made by check mailed to registered holders of the Notes at the addresses set forth on the registry books maintained by the Trustee, who will initially act as registrar for the Notes. No service charge will be made for any exchange or registration of transfer of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Unless otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee.

OPTIONAL REDEMPTION

On or after September 15, 2003, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to but not including the applicable redemption date. The following redemption prices shall apply to any optional redemption of Notes by the Company during the 12-month period beginning on September 15 of the years indicated below:

YEAR                                                  PERCENTAGE
----                                                  ----------
2003................................................   105.500%
2004................................................   103.667%
2005................................................   101.833%
2006 and thereafter.................................   100.000%

If less than all the Notes are to be redeemed or to be purchased pursuant to any purchase offer required under the Indenture, selection of Notes for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that any Notes with a principal amount of less than $1,000 shall not be redeemed or purchased in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at the last address for such holder then shown on the registry books. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount to be redeemed, which portion shall not be less than $1,000. A new Note in principal amount equal to the unredeemed or unpurchased portion will be issued in the name of the holder thereof upon cancellation of the original Note. If the Notes are to be redeemed in part, the Company will not be required (i) to exchange or register the transfer of any Notes for a period of 15 days before the selection of Notes for redemption or (ii) to exchange or register the transfer of any Notes so selected, except the unredeemed portion of any such Notes being redeemed in part. On and after the redemption or purchase date, interest will cease to accrue on the Notes or portions thereof called for redemption or purchase, whether or not such Notes are presented for payment at the office of the paying agent for the Notes in New York, New York unless the Company defaults in the payment of the redemption or purchase price.

SINKING FUND

There will be no sinking fund payments for the Notes.

RANKING

The Notes will, to the extent set forth in the Indenture, be subordinate in right of payment to the prior payment in full of all existing and future Senior Debt. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets, bankruptcy, insolvency or any similar proceedings of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of, premium, if any, and interest on such Senior Debt before the holders of Notes are entitled to receive any payment of principal of, premium, if any, or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes by the Company or any subsidiary of the Company. Notwithstanding the foregoing, in the event that the Trustee or the holder of any Note receives any payment or distribution of assets of the Company of any kind or character (excluding shares of Capital Stock of the Company or securities of the Company provided for in a plan of reorganization or readjustment that are subordinate in right of payment to all Senior Debt to substantially the same extent as the Notes are so subordinated) before all the Senior Debt is paid in full, then such payment or distribution will be required to be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay the Senior Debt in full.

The Company may not make any payments on account of the Notes or on account of the purchase or redemption or other acquisition of Notes if there shall have occurred and be continuing a default in the payment when due of principal of, premium, if any, or interest on any Senior Debt, including without limitation any default in the payment when due of any commitment or facility fees, letter of credit fees or agency fees under the Credit Facility, or any default in payment when due of any reimbursement obligation of the Company with respect to any letter of credit issued under the Credit Facility (a "Senior Payment Default"). In addition, if there shall have occurred and be continuing any default (other than a Senior Payment Default) with respect to the Credit Facility or any Designated Senior Debt that permits, or with the giving of notice or lapse of time (or both) would permit, the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a "Senior Nonmonetary Default"), and the Company and the Trustee have received written notice thereof from the agent bank for the Credit Facility or from an authorized person on behalf of any Designated Senior Debt, then the Company may not make any payments on account of the Notes or on account of the purchase or redemption or other acquisition of Notes for a period (a "blockage period") commencing on the date the Company and the Trustee receive such written notice and ending on the earlier of (x) 179 days after such date and (y) the date, if any, on which the Senior Debt to which such default relates is discharged or such default is waived or otherwise cured. In any event, not more than one blockage period may be commenced during any period of 360 consecutive days, and there shall be a period of at least 181 consecutive days in each period of 360 consecutive days when no blockage period is in effect. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of any blockage period with respect to the Senior Debt initiating such blockage period will be, or can be, made the basis for the commencement of a subsequent blockage period, unless such default has been cured or waived for a period of not less than 90 consecutive days. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the holder of any Note prohibited by the subordination provisions, then such payment will be required to be paid over and delivered forthwith to the holders of the Senior Debt remaining unpaid, to the extent necessary to pay in full all the Senior Debt. For the purposes hereof, "Designated Senior Debt" means any Senior Debt (other than under the Credit Facility) in an original principal or committed amount of not less than $50.0 million where the instrument governing such Senior Debt expressly states that such Debt is "Designated Senior Debt" for purposes of the Indenture and a Board Resolution setting forth such designation by the Company has been filed with the Trustee.

By reason of such subordination, in the event of insolvency of the Company, creditors of the Company who are not holders of Senior Debt or of the Notes may recover less, ratably, than holders of Senior Debt and may recover more, ratably, than the holders of the Notes.

The subordination provisions described above will cease to be applicable to the Notes upon any defeasance or covenant defeasance of the Notes as described below under "Defeasance."

CERTAIN DEFINITIONS

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any Person, (i) Debt of such Person existing at the time such Person becomes a Subsidiary of the Company (or such Person is merged into a Subsidiary of the Company) and (ii) Debt assumed by such Person in connection with the acquisition of assets by such Person from another Person (other than the Company or any of its Subsidiaries), provided that such Debt was not Incurred in connection with or in contemplation of such Person becoming a Subsidiary of the Company or such acquisition of assets, as the case may be.

"Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Subsidiaries (including a consolidation or merger or other sale of any such Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a wholly owned Subsidiary of such Person or by such Person to a wholly owned Subsidiary of such Person, and excluding the creation of a lien, pledge or security interest) of (i) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person,
(ii) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business or (iii) other assets or rights of such Person or any of its Subsidiaries outside of the ordinary course of business, in any case where the consideration received by such Person or a Subsidiary of such Person or the fair market value of the assets subject to such disposition exceeds $1.0 million.

"Asset Exchange Transaction" means any transaction pursuant to which properties or assets of the Company or a Subsidiary of the Company constituting a paging system within a geographically identifiable area and related properties and assets (an "Identifiable Paging System") or all of the shares of Capital Stock of a Subsidiary of the Company, the properties and assets of which constitute an Identifiable Paging System, are to be exchanged for properties or assets constituting an Identifiable Paging System of another Person or Persons or all of the shares of Capital Stock of another Person or Persons the properties and assets of which constitute an Identifiable Paging System.

"Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded semiannually) of the obligation of the lessee of the property subject to such sale and leaseback transaction for rental payments during the remaining term of the lease included in such transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges.

"Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York or the city in which the Corporate Trust Office is located are authorized or obligated by law or executive order to close.

"Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock of such Person and all other equity interests in such Person.

"Change of Control" means the occurrence of one or more of the following events:
(i) a person or entity or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of persons or entities shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of a majority of the securities of the Company ordinarily having the right to vote in the election of directors; (ii) during any consecutive three-year period commencing on or after the date of the Indenture, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any directors who are members of such Board of Directors of the Company on the date of the Indenture and any new directors whose election by such Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; (iii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company to any person or entity or group (as so defined) of persons or entities (other than any wholly owned Subsidiary of the Company); (iv) the merger or consolidation of the Company with or into another corporation or the merger of another corporation into the Company with the effect that immediately after such transaction any person or entity or group (as so defined) of persons or entities shall have become the beneficial owner of securities of the surviving corporation of such merger or consolidation representing a majority of the combined voting power of the outstanding securities of the surviving corporation ordinarily having the right to vote in the election of directors; or (v) the adoption of a plan leading to the liquidation or dissolution of the Company.

"Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Consolidated Cash Flow" of any Person means for any period the Consolidated Net Income of such Person for such period plus (i) Consolidated Interest Expense of such Person for such period, plus (ii) the consolidated income tax expense of such Person and its consolidated Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of such Person and its consolidated Subsidiaries for such period, plus
(iv) other non-cash charges reducing Consolidated Net Income for such period (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period), minus (v) non-cash items increasing Consolidated Net Income for such period. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if and to the extent such Subsidiary could have paid such amount at the date of determination as a dividend to the Company by such Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

"Consolidated Fixed Charges" of any Person means for any period (i) Consolidated Interest Expense of such Person plus (ii) Preferred Stock dividends declared and payable in cash or in kind in such period (or accrued in such period, whether or not declared and payable, in the case of cumulative Preferred Stock) by such Person or any of its consolidated Subsidiaries, other than any such dividends payable only in shares of Common Stock or options, warrants or other rights to purchase or acquire Common Stock, or payable by a Subsidiary of such Person to such Person or one of its wholly owned Subsidiaries.

"Consolidated Interest Expense" of any Person means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of such Person and its consolidated Subsidiaries for such period determined in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments of fees with respect to letters of credit, bankers' acceptances or similar facilities;
(iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements, other than fees or charges related to the acquisition or termination thereof which are not allocable to interest expense in accordance with GAAP; and (iv) the interest component associated with Capital Lease Obligations.

"Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded therefrom (i) the net income (but not the net loss) of any Subsidiary of such Person which is subject to restrictions which prevent the payment of dividends and the making of distributions (by loans, advances, intercompany transfers or otherwise) to such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such Subsidiary without violation of any such restrictions, (ii) the net income (or loss) of any Person that is not a consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (iii) any gain or loss on any Asset Disposition by such Person or any of its Subsidiaries and (iv) any extraordinary gain or loss.

"Corporate Trust Office" means the principal corporate trust office of the Trustee at which, at any particular time, its corporate trust business shall be administered, which office at the date of execution of the Indenture is located at 800 East Main Street -- LM Level, Richmond, Virginia 23219.

"Credit Facility" means the Fourth Amended and Restated Loan Agreement dated as of December 22, 1998, among the Company, certain lenders and Toronto Dominion (Texas), Inc., as administrative agent for the lenders, providing for a senior secured credit facility, as the same may be amended (including any amendment and restatement thereof), modified, supplemented, extended, renewed, restated, refunded, refinanced, restructured or replaced from time to time.

"Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, and whether or not contingent, (i) indebtedness of such Person for money borrowed, (ii) indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) Attributable Debt of such Person, (vii) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination, (viii) every obligation of another Person secured by a Lien on any asset of such Person (whether or not such obligation is assumed by such Person), provided, however, that unless such Debt constitutes Debt of the referent Person pursuant to any other clause of this definition, the amount of such Debt shall be the lesser of
(A) the fair market value of such asset and (B) the amount of such Debt and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise.

"Default" means any event which is, or after notice or passage of time (as provided in the Indenture), or both, would be, an Event of Default (as described in "Events of Default" below).

"Guaranty" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or (iii) to maintain working capital, equity capital or other financial condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guarantee," "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing); provided, however, that the Guaranty by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

"Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation, or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

"Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, security interest, lien, charge, encumbrance of any kind in respect of such properties or assets or other security agreement (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

"Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Subsidiaries on any Debt which is secured by the assets subject to such Asset Disposition in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments made to minority interest holders in Subsidiaries of such Person or joint ventures as a result of such Asset Disposition, and (iv) a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Disposition.

"Permitted Liens" means: (i) Liens incurred and pledges and deposits made in the ordinary course of business in connection with liability insurance, workers' compensation, unemployment insurance, old-age pensions, and other social security benefits other than in respect of employee benefit plans subject to ERISA; (ii) Liens securing performance, surety, and appeal bonds and other obligations of like nature incurred in the ordinary course of business; (iii) Liens on goods and documents securing trade letters of credit; (iv) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, and vendors' liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (v) Liens securing the payment of taxes, assessments, and governmental, charges or levies (a) either (1) not delinquent or (2) being contested in good faith by appropriate legal or administrative proceedings and
(b) as to which adequate reserves shall have been established on the books of the relevant Person in conformity with GAAP; (vi) zoning restrictions, easements, rights of way, reciprocal easement agreements, operating agreements, covenants, conditions, or restrictions on the use of any parcel of property that are routinely granted in real estate transactions or do not interfere in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries or the value of such property for the purpose of such business; (vii) Liens on property existing at the time such property is acquired and Liens on the assets of any Subsidiary of the Company at the time such Subsidiary is acquired, provided such Liens apply only to such acquired property; (viii) Liens existing as of the date of the Indenture; (ix) Liens securing Debt Incurred for the purpose of financing all or any part of the cost of acquiring any property, equipment or other assets (whether by merger, consolidation, purchase of assets or otherwise), provided that such Debt is Incurred prior to, at the time of, or within 60 days after the acquisition of such assets solely for the purpose of financing the acquisition of such assets in compliance with the provision described under "Limitation on Incurrence of Debt" covenant below; (x) any attachment or judgment Lien, unless the judgment it secures would constitute an Event of Default; (xi) Liens with respect to assets of a Subsidiary granted by such Subsidiary to the Company to secure Debt owing to the Company, (xii) rights of banks to set off deposits against debts owed to said banks; (xiii) any interest or title of a lessor in property of the Company or a Subsidiary of the Company subject to any capitalized lease or operating lease, as each are defined under generally accepted accounting principles; (xiv) other Liens incidental to the conduct of the business of the Company or any of its Subsidiaries, as the case may be, or the ownership of their assets that do not materially detract from the value of the property of the Company or a Subsidiary of the Company subject thereto; (xv) Liens securing Refinancing Debt, provided that such Liens only extend to the property or assets securing the Debt being refinanced, such refinanced Debt was previously secured by similar Liens on such property or assets and the Debt (or other obligations) secured by such Liens is not increased; and (xvi) Liens in addition to the foregoing securing Debt not to exceed $500,000 in the aggregate outstanding at any time.

"Permitted Stock Repurchase" means, with respect to the Company, the purchase or redemption for fair market value (as determined by a majority of the Board of Directors of the Company, including a majority of the independent, disinterested directors, and evidenced by a resolution of the Board of Directors of the Company) of shares of Capital Stock of the Company (including stock appreciation rights and similar securities) held by any present or former officer of the Company or by an employee stock ownership plan or similar trust for the account of such present or former officer upon such person's death, disability, retirement or termination of employment or under the terms of any such plan or any other agreement under which such shares were originally issued.

"Person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

"Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

"Pro Forma Consolidated Cash Flow" of any Person means for any period the Consolidated Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Disposition or acquisition of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of

Capital Stock) during such period or subsequent to such period, as if such Asset Disposition or acquisition had taken place on the first day of such period.

"Redeemable Stock" means any equity security that by its terms or otherwise is required to be redeemed prior to the stated maturity of the Notes, or is redeemable at the option of the holder thereof at any time prior to the stated maturity of the Notes.

"Refinancing Debt" means (i) any Debt of the Company that renews, refunds or extends any outstanding Debt of the Company or a Subsidiary of the Company which Debt was Incurred in compliance with the Indenture (other than Debt Incurred under the Credit Facility or in connection therewith), and (ii) any Debt of a Subsidiary of the Company that renews, refunds or extends any Debt of such Subsidiary which Debt was Incurred in compliance with the Indenture (other than Guarantees of Debt Incurred under the Credit Facility or in connection therewith), in any case in an amount not to exceed the outstanding principal amount of the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Company Incurred in connection with such refinancing, provided that (A) in the case of any refinancing of the Notes or any pari passu Debt, such Refinancing Debt is made pari passu or subordinate in right of payment to the Notes, (B) in the case of any refinancing of Debt that is subordinate in right of payment to the Notes, such Refinancing Debt is made subordinate in right of payment to the Notes to the same extent as the Debt refinanced thereby, and (C) such Refinancing Debt has a final maturity date not earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Debt being renewed, refunded or extended.

"Related Person" means any Person owning (i) 5% or more of the outstanding Common Stock of the Company or a Subsidiary of the Company or (ii) 5% or more of the Voting Stock of the Company or a Subsidiary of the Company.

"Senior Debt" means (i) the principal of, premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for postpetition interest is allowed in such proceeding) on, penalties and any obligation of the Company for reimbursement, indemnities and fees relating to, Debt outstanding pursuant to the Credit Facility, (ii) all other debt of the Company referred to in the definition of Debt other than clauses (vii) and (ix) (with respect to clause (vii) of such definition) thereof, (iii) payment obligations of the Company under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements required by the Credit Facility, where the counterparty to such agreement is a lender under the Credit Facility, and (iv) all renewals, extensions, modifications, refinancings, refundings and amendments of any Debt or payment obligations referred to in clause (i), (ii), or (iii) above (including, without limitation, any interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements that are entered into by the Company for the purpose of modifying, terminating or hedging any agreement that constitutes Senior Debt under clause
(iii) above whether or not such modification, termination or hedge was required by the Credit Facility and whether or not the counterparty to such agreement is a lender or former lender under such Credit Facility), unless, in the case of any particular Debt referred to above, (a) such Debt is owed to a Subsidiary of the Company, (b) the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Debt is not superior in right of payment to the Notes, (c) such Debt is Incurred in violation of the Indenture, or (d) such Debt is by its terms subordinate in right of payment in respect of any other Debt of the Company.

"Significant Subsidiary" means, at any date of determination, any Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.

"Subsidiary" of any Person means (i) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof or (ii) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof, provided that an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company for purposes of the Indenture.

"Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary holds any Lien on any property of the Company or any Subsidiary that is not, or is not to be designated as, an Unrestricted Subsidiary; provided, that (A) any Guaranty by the Company or any Subsidiary of any Debt of the Subsidiary being so designated shall be deemed an "Incurrence" of Debt and an investment by the Company or such Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $10,000 or less or (II) if such Subsidiary has total assets greater than $10,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant described below and (C) if applicable, the Incurrence of Debt and the investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Incurrence of Indebtedness" and "Limitation on Restricted Payments" covenants described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided, that immediately after giving effect to such designation (x) all Liens and Debt of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of a resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

"Weighted Average Life to Maturity" means, when applied to any Debt at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Debt.

CERTAIN COVENANTS

The Indenture contains, among others, the following covenants:

LIMITATION ON INCURRENCE OF DEBT. The Company may not Incur, and may not permit any of its Subsidiaries to Incur, any Debt; provided, however, that (a) the Company may Incur any Debt and (b) the Company may permit a Subsidiary to Incur Acquired Debt, if, in either case, immediately thereafter the ratio of (A) the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the date of such Incurrence to (B) Pro Forma Consolidated Cash Flow for the most recently ended full fiscal quarter multiplied by four, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such fiscal quarter, would be less than 6.0 to 1 but greater than zero.

Notwithstanding the foregoing limitation, the Company may Incur and, as applicable, may permit its Subsidiaries to Incur, without duplication, the following Debt: (i) Debt of the Company or any Subsidiary under the Credit Facility in an aggregate principal amount not to exceed $200.0 million at any one time outstanding; (ii) Guarantees by Subsidiaries of Debt under the Credit Facility Incurred by the Company in accordance with this covenant; (iii) Debt of the Company evidenced by the Notes; (iv) Debt owed by the Company to any Subsidiary of the Company or owed by any Subsidiary of the Company to the Company or any other Subsidiary of the Company (but only so long as such Debt is held by the Company or such Subsidiary); (v) Debt outstanding on the date the Notes are originally issued under the Indenture; (vi) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instruments drawn against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within two Business Days of its Incurrence; (vii) Refinancing Debt; and (viii) renewals of Guarantees permitted by clause (ii) above.

For purposes of determining any particular amount of Debt under this covenant, Guarantees of (or obligations with respect to letters of credit supporting) Debt otherwise included in the determination of such amount shall not also be included. For the purpose of determining compliance with this covenant, (A) in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, the Company, in its sole discretion, shall classify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses; and (B) the amount of Debt issued at a price which is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

LIMITATION ON CERTAIN DEBT. The Indenture provides that so long as the Notes are outstanding the Company will not Incur any Debt that is by its terms subordinate or junior in any respect in right of payment to any Senior Debt and that is senior in any respect in right of payment to the Notes.

LIMITATION ON RESTRICTED PAYMENTS. The Company may not, and may not permit any of its Subsidiaries to, (i) directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (including pursuant to a merger or consolidation of the Company, but excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock)), other than dividends or distributions payable to the Company or any wholly owned Subsidiary of the Company, or by a Subsidiary of the Company to a holder who is not the Company or a Subsidiary of the Company, provided that such dividend or distribution is paid to all holders of the Capital Stock of the payor of such dividend pro rata in accordance with their respective interests, (ii) directly or indirectly repurchase, redeem or otherwise acquire or retire for value (a) any Capital Stock of the Company or any Related Person or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of the Company or any Related Person, (iii) purchase or otherwise acquire any Capital Stock of, or make any loan, advance, capital contribution to or investment in, or any payment on a Guarantee of any obligation of, any Affiliate or any Related Person (other than the Company or a Subsidiary of the Company), inclusive of any such purchase, loan, advance, capital contribution to or investment in, or payment on a Guarantee of any obligation of, any Affiliate or Related Person pursuant to a transaction whereby any such Person becomes an Affiliate or Related Person, but exclusive of any such purchase, loan, advance, capital contribution to or investment in, or payment on a Guarantee of any obligation of, any Person pursuant to a transaction whereby any such Person becomes a Subsidiary of the Company, in each case unless otherwise prohibited by the terms of the Indenture, or (iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment (other than with the proceeds of Refinancing Debt) Debt of the Company which is subordinate in right of payment to the Notes (each of clauses (i) through (iv) being a "Restricted Payment"), if at the time of such Restricted Payment, or after giving effect thereto: (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing, (2) the Company could not incur $1.00 of additional Debt pursuant to the first paragraph of the Covenant described under "-- Limitation on Incurrence of Debt" above, or (3) the aggregate of all Restricted Payments from June 30, 1995 exceeds the sum of: (a) the excess of (x) 100% of cumulative Consolidated Cash Flow after June 30, 1995 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly or annual financial statements of the Company are available (as determined in good faith by the Company) over (y) the product of 2.0 times cumulative Consolidated Fixed Charges after June 30, 1995 through the last day of the last full fiscal quarter immediately preceding such Restricted Payment for which quarterly or annual financial statements of the Company are available (as determined in good faith by the Company); and (b) 100% of the aggregate net proceeds received by the Company from the issuance or sale after June 30, 1995 of (A) Capital Stock (other than Redeemable Stock) of the Company or options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Company or (B) Debt of the Company that has been converted or exchanged into Capital Stock (other than Redeemable Stock) of the Company (to the extent such Debt is so converted or exchanged).

The foregoing provision will not be violated by reason of (i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision; (ii) any payment for the purchase, redemption, acquisition or retirement of any shares of Capital Stock of the Company in exchange for, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other shares of Capital Stock (other than Redeemable Stock) of the Company; (iii) the purchase, redemption, defeasance or other acquisition or retirement of Debt of the Company which is subordinate in right of payment to the Notes, in exchange for, by conversion into, or out of the net proceeds of, a substantially concurrent (a) issuance or sale (other than to a Subsidiary) of Capital Stock (other than Redeemable Stock) of the Company, or (b) Incurrence of Refinancing Debt with respect to such subordinated Debt;
(iv) Permitted Stock Repurchases by the Company not to exceed $2.0 million individually or $6.0 million in the aggregate during such time as any of the Notes is outstanding; (v) Restricted Payments consisting of investments in telecommunications businesses in an aggregate amount not exceeding $20.0 million; or (vi) the making of other Restricted Payments in an aggregate amount not exceeding $10.0 million, provided that no Default or Event of Default shall have occurred and be continuing at the time, or shall occur as a result, of any of the actions contemplated in clauses (ii) through (vi) above. Any payment made pursuant to clauses (i) through (iv) of this paragraph (other than subclause
(iii)(b) of this paragraph) shall be a Restricted Payment for purposes of calculating aggregate Restricted Payments under the preceding paragraph.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING
SUBSIDIARIES. The Company may not, and may not permit any Subsidiary of the Company to, create, assume or otherwise suffer to exist any encumbrance or restriction on the ability of any Subsidiary of the Company, directly or indirectly, (i) to pay dividends or make any other distributions in respect of its Capital Stock or pay any Debt or other obligation owed to the Company or any other Subsidiary of the Company; (ii) to make loans or advances to the Company or any Subsidiary of the Company; or (iii) to transfer any of its property or assets to the Company or a Subsidiary of the Company. Notwithstanding the foregoing, the Company may, and may permit any of its Subsidiaries to, create, assume or otherwise suffer to exist any such encumbrance or restriction on the ability of any Subsidiary of the Company if and to the extent (a) subject to the provisions described under "-- Limitations on Mergers, Consolidations and Certain Sales of Assets," such encumbrance or restriction existed prior to the time any Person became a Subsidiary of the Company and such restriction or encumbrance was not incurred in anticipation of such acquisition of such Person by the Company; provided, however, that such restriction or encumbrance applies only to such Person, its Subsidiaries and their respective properties and assets, and is not applicable to any other Person, properties or assets; (b) such encumbrance or restriction is contained in an operating lease for real property and is effective only upon the occurrence and during the continuance of a default in the payment of rent; (c) such encumbrance or restriction is the result of applicable corporate law or regulation relating to the payment of dividends or distributions; (d) such encumbrance or restriction is the result of any applicable statute, regulation or administrative rule that restricts the transfer of licenses or permits; or (e) such encumbrance or restriction is contained in (and for the benefit only of the lenders under) the Credit Facility on the date of the Indenture, including any amendment, modification, supplement, restatement or replacement of such Credit Facility after the date of the Indenture, provided that the terms and conditions of such amendment, modification, supplement, restatement or replacement in respect of such encumbrance or restriction are not less favorable to the holders of the Notes than the terms and conditions in respect of such encumbrance or restriction of the Credit Facility on the date of the Indenture.

LIMITATION ON LIENS. The Company will not, and will not permit any Subsidiary of the Company to, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon or in respect of any of its property or assets to secure any Debt that is pari passu with or subordinate in right of payment to the Notes, unless the Notes are secured equally and ratably substantially simultaneously with or prior to the creation, Incurrence or assumption of such Lien; provided, however, that if such Debt is expressly subordinate to the Notes, the Lien securing such subordinated Debt shall be subordinate and junior to the Lien securing the Notes with the same relative priority as such subordinated Debt shall have with respect to the Notes.

LIMITATION ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS. The Company may not, and may not permit any Subsidiary of the Company to, directly or indirectly, enter into any transaction or series of related transactions on or after the date of the Indenture with any Affiliate or Related Person (other than the Company or a wholly owned Subsidiary of the Company), unless (i) such transaction or series of transactions is on terms no less favorable to the Company or such Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or a Related Person; and (ii) if such transaction or series of transactions involves aggregate consideration in excess of $1.0 million, (A) such transaction or series of transactions is approved by a majority of the Board of Directors of the Company, including the approval of a majority of the independent, disinterested directors, as fair to the Company from a financial point of view and is evidenced by a resolution of the Board of Directors of the Company, or
(B) the Company shall have obtained the written opinion of a nationally recognized independent financial advisor stating that such transaction or series of transactions is fair to the Company from a financial point of view.

This covenant will not apply to (a) transactions between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries that are entered into in the ordinary course of business, (b) the payment of reasonable and customary regular fees and expenses to directors of the Company,
(c) the making of indemnification, contribution or similar payments to any director or officer of the Company or any Subsidiary of the Company under the Company's or such Subsidiary's charter or bylaws (as each may be amended after the closing date of the Offering) or any indemnification or similar agreement between the Company or any such Subsidiary and any of its directors or officers (collectively, the "Indemnification Agreements"), (d) the entering into any Indemnification Agreements with any current or future directors or officers of the Company or any Subsidiary of the Company or (e) Restricted Payments (other than investments) permitted under the "Limitation on Restricted Payments" covenant.

LIMITATION ON CERTAIN ASSET DISPOSITIONS. The Company may not, and may not permit any Subsidiary of the Company to, make any Asset Disposition in one or more transactions unless: (i) the Company (or such Subsidiary, as the case may be) receives consideration at the time of such Asset Disposition at least equal to the fair market value of the assets sold or disposed of as determined by the Board of Directors of the Company; (ii) at least 80% of the consideration for such Asset Disposition consists of cash or readily marketable cash equivalents or the assumption of Senior Debt or Debt of the Company that ranks pari passu in right of payment with the Notes ("pari passu Debt") to the extent that the Company is released in writing from all liability on such Senior Debt or pari passu Debt; and (iii) all Net Available Proceeds of such Asset Disposition, less any amounts invested within 180 days of such Asset Disposition in assets related to the business of the Company (or invested within one year of such Asset Disposition in assets related to the business of the Company, pursuant to an agreement to make such investment entered into within

180 days of such Asset Disposition), are applied within such 180- (or 360-) day period, (a) to the permanent reduction of any Debt then outstanding under the Credit Facility, (b) to the repayment of any other Senior Debt, or (c) to the extent Net Available Proceeds are not applied in accordance with the foregoing clause (a) or (b), to make an offer to purchase, on a pro rata basis according to their respective principal amounts then outstanding (or accreted value, in the case of Debt issued with original issue discount), the outstanding Notes and/or pari passu Debt, at 100% of their principal amount (or accreted value, as the case may be) plus accrued interest to the date of the purchase.

Notwithstanding clause (c) of the preceding paragraph, the Company shall not be required to offer to purchase Notes or other pari passu Debt until the Net Available Proceeds from any Asset Disposition together with the Net Available Proceeds from any prior Asset Disposition not otherwise applied in accordance with clauses (a), (b) or (c) of the preceding paragraph, less any amounts invested within 180 days (or 360 days, as the case may be) after such disposition or dispositions in assets related to the business of the Company, exceed $5.0 million. To the extent that the aggregate purchase price of the Notes tendered pursuant to such an offer to purchase is less than the aggregate purchase price offered in such offer, the Company may use such shortfall for general corporate purposes. The Company shall not be entitled to any credit against such obligation to purchase Notes for the principal amount of any Notes acquired by the Company other than pursuant to such offer to purchase. Upon completion of any such offer, the amount of Net Available Proceeds shall be deemed to be reset at zero. If, within 180 days after an Asset Disposition, the Company or a Subsidiary enters into a contract providing for the investment of Net Available Proceeds in assets relating to the business of the Company and such contract is terminated without fault on part of the Company or such Subsidiary prior to the making of such investment, the Company or such Subsidiary, as the case may be, shall within 90 days after the termination of such agreement, or within 180 days after such Asset Disposition, whichever is later, invest or otherwise apply the funds that were to be invested pursuant to such agreement in accordance with clause (iii) of the preceding paragraph, and any funds so invested or applied shall for all purposes hereof be deemed to have been so invested or applied within the 180- (or 360-) day period provided for in such clause (iii). These provisions will not apply to a transaction which is permitted under the provisions described under "-- Limitation on Mergers, Consolidations and Certain Sales of Assets."

The provisions of this covenant shall not apply to any Asset Disposition which is part of an Asset Exchange Transaction if (i) the Board of Directors of the Company shall determine that the Asset Exchange Transaction is fair and reasonable to, and in the best interests of, the Company, which determination shall be evidenced by a resolution of the Board of Directors of the Company filed with the Trustee and (ii) in the event that such transfer is made to an Affiliate or Related Person, the Company shall have complied with the provisions of the covenant described under "-- Limitation on Transactions with Affiliates and Related Persons."

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF SUBSIDIARIES.  The Company
(i) shall not, and shall not permit any Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such or any other Subsidiary to any Person (other than the Company or a Subsidiary of the Company) unless such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Subsidiary owned by the Company or such other Subsidiary and the Net Available Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions described under "-- Limitation on Certain Asset Dispositions" and (ii) shall not permit any Subsidiary to issue shares of its Capital Stock (other than directors' qualifying shares and shares of Common Stock), or securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, its Capital Stock to any Person other than the Company or a Subsidiary of the Company; provided that any Subsidiary may issue warrants, rights or options to subscribe for or purchase shares of its Common Stock.

LIMITATION ON MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS.  The Company
(i) may not consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into the Company or any Subsidiary of the Company (in a transaction in which such Subsidiary remains a Subsidiary of the Company) and (ii) may not, directly or indirectly, transfer, convey, sell, lease or otherwise dispose of all or substantially all of its assets, unless, in either such case: (1) immediately before and after giving effect to such transaction and treating any Debt Incurred by the Company or a Subsidiary of the Company as a result of such transaction as having been Incurred by the Company or such Subsidiary at the time of the transaction, no Event of Default or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing; (2) in a transaction in which the Company does not survive or in which the Company conveys, sells, leases or otherwise disposes of all or substantially all of its assets, the successor entity to the Company is organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by a supplemental Indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all of the Company's obligations under the Indenture; and (3) immediately after giving effect to such transaction, the Company or the successor entity to the Company (x) could incur at least $1.00 of additional Debt pursuant to the first paragraph of the covenant described under "-- Limitation on Incurrence of Debt" above or (y) would have a lower positive ratio of (A) the aggregate principal amount of Debt of the Company and its Subsidiaries outstanding as of the date of such Incurrence to (B) Pro Forma Consolidated Cash Flow for the most recently ended full fiscal quarter multiplied by four, determined on a pro forma basis as if any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such fiscal quarter.

Notwithstanding the preceding paragraph, any wholly owned Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company.

CHANGE OF CONTROL

Upon the occurrence of a Change of Control, each holder of the Notes shall have the right to require that the Company repurchase such holder's Notes, in whole or in part (equal to $1,000 or integral multiples of $1,000), at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase, pursuant to the offer described in the immediately following paragraph (the "Change of Control Offer").

Within 30 days following any Change of Control, the Company shall mail a notice to each holder, with a copy to the Trustee, stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to repurchase such holder's Notes, in whole or in part (equal to $1,000 or integral multiples of $1,000), at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase; (ii) the circumstances and relevant facts regarding such Change of Control (including, to the extent known to the Company, relevant information with respect to the transaction giving rise to such Change of Control and, if applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); (iii) the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed ) (the "Repurchase Date"); (iv) that any Note not tendered will continue to accrue interest; (v) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date unless the Company defaults in payment of the purchase price; (vi) that holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent (which may be the Company) at the address specified in the notice prior to the close of business on the Repurchase Date;
(vii) that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or other written communication setting forth the name of the holder, the principal amount of Notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (viii) that holders which elect to have their Notes purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered.

On the Repurchase Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Trustee or a paying agent (or segregate, if the Company is acting as its own paying agent) money sufficient to pay the purchase price of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee Notes so accepted, together with an officers' certificate indicating the Notes or portions thereof which have been tendered to the Company. The Trustee or a paying agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price therefor and promptly authenticate and mail to such holders a new Note in a principal amount equal to any unpurchased portion of the Note surrendered. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

In the event a Change of Control occurs and any repurchase pursuant to the foregoing constitutes a "tender offer" for purposes of Rule 14e-1 under the Exchange Act, the Company will comply with the requirements of Rule 14e-l as then in effect, to the extent applicable, and any other applicable securities laws or regulations with respect to such repurchase. The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company.

The Company's ability to repurchase Notes upon a Change of Control may be limited by the terms of its then existing contractual obligations. Repurchase of the Notes upon a Change of Control may constitute a default under the Credit Facility, and any future credit agreements or other agreements relating to Senior Debt may contain provisions that would restrict the Company's ability to repurchase Notes upon a change in control. If the Company makes a Change of Control Offer following a Change of Control, the Company may not have adequate financial resources to repurchase all Notes tendered. The Company's failure to repurchase tendered Notes or to make a Change of Control Offer following a Change of Control would constitute an Event of Default under the Indenture, but the subordination provisions in the Indenture may restrict payments to the holders of Notes.

The provisions of the Indenture may not afford holders of the Notes protection in the event of a highly leveraged transaction involving the Company that may adversely affect the holders of the Notes, if such transaction does not result in a Change of Control, violate the covenant described under "-- Limitation on Incurrence of Debt," or otherwise violate the Indenture.

REPORTS

So long as any of the Notes are outstanding, the Company will file with the Commission the annual reports, quarterly reports and other documents that the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, if the Company were subject to such Sections and will also provide to all holders of the Notes and file with the Trustee copies of such reports.

EVENTS OF DEFAULT

The following are Events of Default with respect to the Notes: (a) failure to pay any interest on any Note when due, and continuance of such failure for 30 days; (b) failure to pay principal of, or premium, if any, on any Note when due;
(c) failure to pay principal of, premium, if any, and interest on Notes required to be purchased pursuant to an offer to purchase as described under "-- Limitation on Certain Asset Dispositions" or a Change of Control Offer as described under "-- Change of Control" when due and payable; (d) failure to perform or comply with the provisions described under "-- Limitation on Mergers, Consolidations and Certain Sales of Assets"; (e) failure to perform or breach of any other covenant or warranty of the Company in the Indenture, continued for 60 days after written notice from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Notes as provided in the Indenture; (f) the occurrence of a default under any bonds, debentures, notes or other evidences of indebtedness of the Company or any Subsidiary of the Company or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness by the Company or any Subsidiary of the Company, in any case with a principal amount of at least $5.0 million outstanding, and such indebtedness already is due and payable in full or such default has resulted in the acceleration of the maturity of such indebtedness; (g) the rendering of a final judgment or judgments (not subject to appeal) against the Company or any of its Subsidiaries in an aggregate amount in excess of $5.0 million which remain unstayed, in effect and unpaid for a period of 60 consecutive days thereafter; and (h) certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary of the Company.

Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

If an Event of Default (other than Events of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary of the Company) shall occur and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may accelerate the maturity of all Notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes, may under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. If a specified Event of Default with respect to certain events of bankruptcy, insolvency or reorganization affecting the Company or any Subsidiary of the Company occurs, the principal of the Notes then outstanding shall become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the Notes. For information as to waiver of defaults, see "-- Modification and Waiver."

No holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of, premiums, if any, or interest on such Note or after the respective due dates expressed in such Note.

The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. Additionally, the Company is required to notify the Trustee within five business days of the occurrence of a Default or an Event of Default.

DEFEASANCE

The Indenture provides that (A) if applicable, the Company will be discharged from any and all obligations in respect of the outstanding Notes (including the provisions described under "-- Ranking") or (B) if applicable (and subject to compliance with the Trust Indenture Act), the Company may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the Indenture and the Notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes. With respect to clause (B), the obligations under the Indenture other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants (and, under certain circumstances, certain bankruptcy related defaults) shall remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), the Company has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in an opinion of counsel to the Company provides that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and, with respect to clause (B), the Company has delivered to the Trustee an opinion of counsel to the Company to the effect that the holders of the Notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred and be continuing; (iii) no default on any Senior Debt shall have occurred and be continuing; and (iv) certain other customary conditions precedent are satisfied.

MODIFICATION AND WAIVER

Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, (i) change the stated maturity of the principal of, or any installment of interest on, any Note, (ii) reduce the principal amount of (or the premium) or interest on, any Note, (iii) change the place or currency of payment of principal of (or the premium) or interest on, any Note, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Note, (v) reduce the above-stated percentage of outstanding Notes necessary to modify or amend the Indenture, (vi) reduce the percentage of aggregate principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (vii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, (viii) modify any of the provisions of the Indenture relating to the subordination of the Notes in a manner adverse to such holders, or (ix) following the mailing of an offer with respect to an offer to purchase the Notes as described under "-- Limitation on Certain Asset Dispositions" or a Change of Control Offer as described under "-- Change of Control," modify the Indenture with respect to such Offer to Purchase in a manner adverse to such holders.

The holders of a majority in aggregate principal amount of the outstanding Notes may waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.

NO RECOURSE AGAINST OTHERS

The Indenture provides that a director, officer, employee or stockholder of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. Each holder, by accepting the Notes, waives and releases all such liability.

THE TRUSTEE

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture contains limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with the Company or any Affiliate; provided, however, that if it acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

The certificates representing the New Notes will be issued in fully registered form without interest coupons. New Notes received in the Exchange Offer in exchange for Old Notes originally issued in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

New Notes exchanged in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Regulation S Global Note"; and together with the Restricted Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank.

Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system.

Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global Note for all purposes under the Indenture and the New Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

The Company expects that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

DEPOSITORY TRUST COMPANY

The Company understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

REGISTRAR AND TRANSFER AGENT

The Trustee will act as registrar and transfer agent for the New Notes (the "Notes Registrar").

As described under "-- Book-Entry Securities; The Depository Trust Company; Delivery and Form," so long as the New Notes are in book-entry form, registration of transfers and exchanges of New Notes will be made through Direct Participants and Indirect Participants in DTC. If physical certificates representing the New Notes are issued, registration of transfers and exchanges of New Notes will be effected without charge by or on behalf of the Company, but, in the case of a transfer, upon payment (with the giving of such indemnity as the Company may require) in respect of any tax or other governmental charges which may be imposed in relation to it.

The Company will not be required to register or cause to be registered any transfer of New Notes during a period beginning 15 days prior to the mailing of notice of redemption of New Notes and ending on the day of such mailing.

                          DESCRIPTION OF THE OLD NOTES

The terms of the Old Notes are identical in all material respects to those of the New Notes, except that the Old Notes (i) have not been registered under the Securities Act and accordingly, contain certain transfer restrictions, (ii) are entitled to certain registration rights under the registration rights agreement (which rights will terminate upon consummation of the Exchange Offer) and (iii) are entitled under the registration rights agreement to an increase in the rate of interest payments if Metrocall fails to comply with certain terms of the registration rights agreement. Certain relevant terms of the registration rights agreement are described more fully below.

REGISTRATION RIGHTS

Metrocall has agreed with the placement agents, for the benefit of the holders of the Notes, that it will use its best efforts, at its cost, to file and cause to become effective a registration statement with respect to the Exchange Offer. The Exchange Offer will effectuate an exchange of the Old Notes for an issue of New Notes with terms identical to the Old Notes, except that the New Notes will not bear legends restricting the transfer thereof or include provisions for additional interest. Upon such registration statement being declared effective, the Company shall offer the New Notes in return for surrender of the Old Notes. The Exchange Offer shall remain open for not less than 20 business days after the date notice of the Exchange Offer is mailed to holders. For each Old Note surrendered under the Exchange Offer, the holder will receive a New Note of equal principal amount. In the event that applicable interpretations of the Staff do not permit the Exchange Offer, or under certain other circumstances, the Company shall, at its cost, use its best efforts to cause to become effective a shelf registration statement with respect to resales of the Notes and to keep such shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act after the initial sale of Notes, or such shorter period that will terminate when all Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. The Company shall, in the event of such a shelf registration, provide to each holder copies of the prospectus, notify each holder when the shelf registration statement for the Notes has become effective and take certain other actions as are required to permit resales of the Notes. A holder that sells its Notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification obligations).

In the event that the Exchange Offer is not consummated and a shelf Registration statement is not declared effective on or prior to June 22, 1999, the annual interest rate borne by the Notes will be increased by .5% until the Exchange Offer is consummated or the shelf registration statement is declared effective.

TRANSFER RESTRICTIONS

The Old Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes certain United States federal income tax consequences of the purchase, ownership and disposition of the New Notes. This summary is based on the following legal authorities: (1) the Internal Revenue Code of 1986, as amended (the "Code"), (2) existing and proposed U.S. Treasury regulations, and (3) administrative and judicial rulings.

The Internal Revenue Service may interpret these authorities differently and these authorities could be changed with retroactive application. Thus, the actual tax consequences may differ from the treatment described below.

The following summary may not apply to all holders of New Notes because:

- the tax treatment of a holder of New Notes may vary depending on the holder's particular situation;

- this summary does not address the tax consequences to subsequent purchasers of the New Notes, and is limited to investors who will hold the New Notes as capital assets (as defined in Section 1221 of the Code);

- this summary does not discuss the tax consequences to holders that may be subject to special tax rules (such as certain financial institutions, insurance companies, tax exempt entities, dealers in securities or foreign currencies or persons who hold the Notes as a position in a straddle or as part of a "conversion transaction" or who have hedged the interest rate on the Notes);

- this summary is for general information only and does not constitute, nor should it be considered as, legal or tax advice to prospective holders of the New Notes;

- this summary does not address all aspects of United States federal income taxation that may be relevant to holders of the Notes in light of their particular circumstances; and

- this summary does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Because the following summary may not apply to all New Notes Holders, prospective holders should consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the New Notes.

CERTAIN DEFINITIONS

A "United States Holder" of a Note means:

- a citizen or resident of the United States (including certain former citizens and former long-time residents),

- a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision,

- an estate if its income is subject to United States federal income taxation, or

- a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A "Foreign Holder" is a holder that is not a United States Holder.

The term "Note(s)" by itself refers to both New Notes and exchanged Old Notes.

CONSEQUENCES OF THE EXCHANGE OFFER

There should be no federal income tax consequences for holders who exchange Old Notes for New Notes. An exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the New Notes are not materially different from the Old Notes. Rather, the New Notes should be treated as a continuation of the Old Notes. Exchanging holders will have the same tax basis and holding period in the New Notes as they had in the Old Notes.

STATED INTEREST ON NOTES

Interest on a Note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued, in accordance with the United States Holder's method of accounting for tax purposes. Certain exceptions to this general rule are set forth below.

MARKET DISCOUNT

If a United States Holder purchases a Note for an amount that is less than its principal amount, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified minimal amount. The United States Holder will be required to treat any partial principal payment on, or any gain on the disposition of, a Note as ordinary income to the extent of the market discount, unless such amount has previously been included in the income of that holder. In addition, the United States Holder may be required to defer the deduction of a portion of the interest expense on any debt incurred or continued to purchase or carry such Note until the earlier of the Note's maturity or the holder's taxable disposition of the Note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

AMORTIZABLE BOND PREMIUM

A United States Holder that purchases a Note for more than the principal amount will be considered to have purchased the Note at a "premium." A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method. However, if the Note may be optionally redeemed for more than its principal amount at the time it is purchased, the amortization of the premium might have to be deferred. The amount amortized for a year will be treated as a reduction of interest income from the Note. If the United States Holder does not elect amortization, the premium will decrease the gain or increase the loss otherwise recognized upon the disposition of the Note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

OPTIONAL REDEMPTION OR REPAYMENT

Under applicable Treasury regulations, certain redemption rights and obligations which significantly increase the likelihood of redemption may affect the imputed yield of an obligation and create original issue discount ("OID"). Upon the occurrence of certain events, the Notes may be redeemed before their stated maturity at the option of either the Company or the holder, or automatically under the terms of the Notes. The Company believes that the redemption rights and obligations do not significantly increase the likelihood of redemption and do not affect the yield of the Note. Therefore, the Company believes that the redemption rights and obligations do not create OID.

SALE, EXCHANGE AND RETIREMENT OF NOTES

When a United States Holder disposes of a Note, that holder generally will recognize capital gain or loss equal to the difference between:

          (A) the amount of cash and the fair market value of any property received (except to the extent such amount is attributable to accrued and unpaid interest which is taxable as ordinary income), and

          (B) such holder's adjusted tax basis in the Note.

A United States Holder's adjusted tax basis in a Note will, in general, be:

          - the cost of the Note,

          - increased by any market discount previously included in such holder's income, and

          - reduced by any amortized premium previously deducted from income by that holder.

Such capital gain or loss generally will be long-term capital gain or loss if the holding period of the Note exceeds one year at the time of the disposition. Certain noncorporate taxpayers (including individuals) are eligible for preferential rates of taxation of such long-term capital gain. The deductibility of capital losses is subject to limitations.

FOREIGN HOLDERS

The exchange of an Old Note by a Foreign Holder for a New Note should not constitute a taxable exchange. A Foreign Holder will have the same tax basis and holding period in the New Note as it did in the Old Note.

Any gain or income realized on the disposition of a Note by a Foreign Holder generally will not be subject to U.S. federal income tax provided (A) such gain is not effectively connected with the conduct by such holder of a trade or business in the United States, and (B) in the case of gains realized by an individual, such individual is not present in the United States for 183 days or more in the taxable year of the disposition.

Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (1) no United States federal withholding tax will be imposed with respect to the payment by the Company or the paying agent of principal, premium, if any, or interest on a Note owned by a Foreign Holder (the "Portfolio Interest Exception"), provided:

             - that such Foreign Holder does not actually or constructively own
               10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

             - such Foreign Holder is not a controlled foreign corporation that is related, directly or indirectly, to the Company through stock ownership,

             - such Foreign Holder is not a bank whose receipt of interest on a
               Note is described in section 881(c)(3)(A) of the Code, and

             - such Foreign Holder satisfies the statement requirement
               (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

          (2) no United States federal withholding tax will be imposed generally with respect to any gain or income realized by a Foreign Holder upon the disposition of a Note; and

          (3) a Note beneficially owned by an individual who at the time of death is a Foreign Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that:

             - such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code, and

             - the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

To satisfy the statement requirement referred to in (1) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is a Foreign Holder. Pursuant to current Treasury regulations, this statement will satisfy the certification requirements if (A) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is a

Foreign Holder (which certification may be made on an IRS Form W-8 or Form W-8BEN), or (B) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy.

With respect to Notes held by a foreign partnership, under current law, the Form W-8 or a Form W-8IMY may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a Note after December 31, 1999, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary Form W-8 or Form W-8IMY, to attach an appropriate certification by each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.

If a Foreign Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (1) above, payments on a Note made to that holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or the paying agent, as the case may be, with a properly executed (A) IRS Form 1001 or Form W-8BEN claiming an exemption from or reduction of withholding under the benefit of a tax treaty or (B) IRS Form 4224 or Form W-8ECI stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

Treasury regulations which will become generally effective for payments made beginning January 1, 2000 (the "New Regulations"), modify certain of the certification requirements described above. In general, the New Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, the New Regulations impose different conditions on the ability of financial intermediaries acting for a Foreign Holder to provide certifications on behalf of the Foreign Holder, which may include entering into an agreement with the IRS to audit certain documentation with respect to such certifications. It is possible that the Company and other withholding agents may request new withholding exemption forms from holders in order to qualify for continued exemption from withholding under the Treasury regulations when they become effective. Foreign Holders should consult their own tax advisors to determine the effects of the application of the New Regulations to their particular circumstances.

If a Foreign Holder is engaged in a trade or business in the United States and payment on a Note is effectively connected with the conduct of such trade or business, the Foreign Holder, although exempt from United States federal withholding tax as discussed above, generally will be subject to United States federal income tax on such payment on a net income basis in the same manner as if it were a United States Holder. In addition, if such Foreign Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% or applicable lower tax treaty rate on its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such payment on a Note will be included in such foreign corporation's earnings and profits.

INFORMATION REPORTING AND BACKUP WITHHOLDING

UNITED STATES HOLDERS. In general, information reporting requirements will apply to payments on a Note and to the proceeds of the sale of a Note to certain noncorporate

United States Holders. A 31% backup withholding tax may apply to such payments if the United States Holder:

- fails to furnish or certify its correct taxpayer identification number to the payer in the manner required,

- is notified by the IRS that it has failed to report payments of interest and dividends properly, or

- under certain circumstances, fails to certify that it has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax. Provided that the holder has filed a return and the required information is furnished to the IRS, the holder may be entitled to a refund of the excess of the amount withheld over the holder's federal income tax liability.

FOREIGN HOLDERS. Under current regulations, no information reporting or backup withholding will apply to payments to Foreign Holders if a statement described in the previous section regarding Foreign Holders has been received and the payor does not have actual knowledge that the beneficial owner is a United States person. If these conditions are not satisfied, information reporting and backup withholding will apply. These rules also apply to payments on a Note paid to the beneficial owner by a U.S. office of an agent or broker.

In addition, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable United States Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. Information reporting, however, may be required in certain circumstances. If such agent or broker is, for United States federal income tax purposes:

- a United States person,

- a controlled foreign corporation,

- a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or

- with respect to payments made beginning January 1, 2000, a foreign partnership if, at any time during its tax year, one or more of its partners are "U.S. persons" (as defined in United States Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership if, at any time during the tax year, the partnership is engaged in a United States trade or business, such payments will be subject to information reporting (but not backup withholding), unless (1) such agent or broker has documentary evidence in its records that the beneficial owner is not a United States person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption.

The New Regulations modify certain of the certification requirements for backup withholding. It is possible that the Company and other withholding agents may request a new withholding exemption form from holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.

THE FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. THIS SUMMARY MAY NOT BE APPLICABLE DEPENDING UPON A

HOLDER'S PARTICULAR SITUATION. PROSPECTIVE UNITED STATES HOLDERS AND FOREIGN HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE EFFECTS OF CHANGES IN SUCH LAWS.

                              PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities. The Company has agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the last date of acceptance for the Exchange Offer. See "The Exchange Offer -- Resales of New Notes."

New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

The Company shall not be liable for any delay by the Depository or any Participant or Indirect Participant in identifying the beneficial owners of the related New Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from the Depository for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the New Notes to be issued).

                                 LEGAL MATTERS

The validity of the New Notes being offered hereby and certain other legal matters regarding the Notes will be passed upon for the Company by Wilmer, Cutler & Pickering, Washington, D.C.

                                    EXPERTS

The financial statements and schedule of Metrocall, Inc. included in Metrocall, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 and incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

The combined financial statements of AT&T Wireless Services, Inc. -- Messaging Division at December 31, 1996 and 1997, and for the three years ended December 31, 1997 and the notes thereto and incorporated by reference, have been audited by PricewaterhouseCoopers LLP (successor to Coopers & Lybrand L.L.P.), independent accountants, as set forth in their report with respect thereon.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 that follows gives effect to each of the following transactions as if each had occurred on January 1, 1998.

     (1) Pro Forma Metrocall and AMD -- which gives effect to the AMD acquisition which occurred on October 2, 1998.

     (2) Pro Forma Metrocall and AMD as Adjusted -- which gives effect to the AMD acquisition and the Exchange Offer and the application of the net proceeds.

We have omitted a pro forma condensed combined balance sheet as of December 31, 1998 that gives effect to the Exchange Offer because we expect our pro forma assets, liabilities including total debt, and stockholders' equity to approximate our historical balances at December 31, 1998 had we given effect to the Exchange Offer.

You should read this information with the accompanying notes herein, Metrocall's Consolidated Financial Statements and the AMD Combined Financial Statements which have been incorporated by reference herein. The information regarding AMD reflects unaudited results of operations for the nine months ended September 30, 1998. The unaudited pro forma condensed combined financial data does not purport to represent what Metrocall's results of operations would have been had such transactions and events occurred on the date specified, or to project Metrocall's results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that management of Metrocall believes are reasonable. In the opinion of Metrocall's management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined data.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                                                                 PRO FORMA
                                    HISTORICAL            AMD        PRO FORMA      NOTES        METROCALL
                               --------------------    PRO FORMA     METROCALL    EXCHANGE        AND AMD
                               METROCALL    AMD(a)    ADJUSTMENTS     AND AMD    ADJUSTMENTS    AS ADJUSTED
                               ---------   --------   -----------    ---------   -----------    -----------
Service, rent and
  maintenance................  $ 416,352   $142,967    $     --      $ 559,319     $    --       $ 559,319
Product sales................     48,372      5,520          --         53,892          --          53,892
                               ---------   --------    --------      ---------     -------       ---------
     Total revenues..........    464,724    148,487          --        613,211          --         613,211
Net book value of products
  sold.......................    (31,791)    (4,274)     (3,000)(b)    (39,065)         --         (39,065)
                               ---------   --------    --------      ---------     -------       ---------
                                 432,933    144,213      (3,000)       574,146          --         574,146
                               ---------   --------    --------      ---------     -------       ---------
Operating expenses:
  Service, rent and
     maintenance.............    112,774     44,484          --        157,258          --         157,258
  Selling and marketing......     73,546     21,312          --         94,858          --          94,858
  General and
     administrative..........    121,644     46,552          --        168,196                     168,196
  Depreciation and
     amortization............    234,948     35,014      18,685(c)     288,647          --         288,647
                               ---------   --------    --------      ---------     -------       ---------
  Total operating expenses...    542,912    147,362      18,685        708,959          --         708,959
                               ---------   --------    --------      ---------     -------       ---------
Loss from operations.........   (109,979)    (3,149)    (21,685)      (134,813)         --        (134,813)
Interest expense.............    (64,448)        --      (6,683)(d)    (71,131)     (6,573)(f)     (77,704)
Interest and other income,
  net........................        849        155          --          1,004          --           1,004
                               ---------   --------    --------      ---------     -------       ---------
  Net loss before taxes......   (173,578)    (2,994)    (28,368)      (204,940)     (6,573)       (211,513)
Income tax benefit
  (provision)................     47,094       (208)     16,817(e)      63,703          --          63,703
                               ---------   --------    --------      ---------     -------       ---------
  Net loss...................   (126,484)    (3,202)    (11,551)      (141,237)     (6,573)       (147,810)
                               =========   ========    ========      =========     =======       =========

See accompanying notes to this unaudited pro forma statement.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        COMBINED STATEMENT OF OPERATIONS

(a) Represents the historical operating results of AMD for the nine months ended September 30, 1998.

(b) Reflects the estimated difference in the net book value of products sold based upon Metrocall's estimated useful lives of subscriber equipment of 3 years compared to AMD's useful life of 2 years.

(c) Reflects incremental depreciation and amortization based upon the allocation of depreciable and amortizable assets and useful lives of 10 years for FCC licenses, 3 years for subscriber lists and 5 years for noncompete agreements, offset by the difference in useful lives of subscriber equipment described in Note(b).

(d) Represents the estimated incremental increase in interest expense at an average rate of approximately 8.1% per year under the Metrocall credit facility that would have been incurred assuming the AMD acquisition was completed on January 1, 1998.

(e) Represents the tax benefits resulting from the amortization of acquired intangibles in connection with the AMD acquisition assuming an effective tax rate of approximately 40%.

(f) Reflects the estimated incremental increase in interest expense as a result of the Old Notes Offering as if that offering had been completed on January 1, 1998. For pro forma purposes, the annual interest rate on the Old Notes issued is 11.0% per year and the average annual interest rate on refinanced bank debt is 8.1%. Amount also includes amortization of the discount on the Old Notes and of estimated deferred debt offering costs of $637,000. The exchange of Old Notes for New Notes will have no impact on the pro forma condensed combined statement of operations.

------------------------------------------------------
------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, YOU MUST NOT RELY ON SUCH INFORMATION OR REPRESENTATIONS AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE NEW NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THE PROSPECTUS.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Note About Forward-looking
  Statements........................    i
Where You Can Find More
  Information.......................    i
Incorporation of Certain Documents
  by Reference......................   ii
Summary.............................    1
Risk Factors........................   14
Use of Proceeds.....................   15
Capitalization......................   16
The Exchange Offer..................   17
Description of the New Notes........   26
Description of the Old Notes........   49
Certain United States Federal Tax
  Considerations....................   50
Plan of Distribution................   56
Legal Matters.......................   56
Experts.............................   56
Unaudited Pro Forma Condensed
  Combined Financial Data...........  F-1

                           -------------------------
UNTIL              , 1999, WHICH IS 180 DAYS AFTER THE DATE OF THIS PROSPECTUS,
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                           OFFER FOR ALL OUTSTANDING

                     11% SENIOR SUBORDINATED NOTES DUE 2008
                                IN EXCHANGE FOR
                     11% SENIOR SUBORDINATED NOTES DUE 2008
                        THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                                       OF
                                [METROCALL LOGO]
                           -------------------------

                                   PROSPECTUS

                                            , 1999
                           -------------------------
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Metrocall Restated Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of Metrocall to the full extent currently permitted by law.

Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.

In addition, the Metrocall Restated Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, limits directors' liability to Metrocall and its stockholders by eliminating liability in damages for breach of fiduciary duty.
Section 5.5 of the Metrocall Amended and Restated Certificate of Incorporation provides that neither Metrocall nor its stockholders may recover damages from Metrocall directors for breach of their fiduciary duties in the performance of their duties as directors of Metrocall. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director of Metrocall in the case of liability (i) for a breach of the director's duty of loyalty, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transactions for which the director derived an improper personal benefit.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

ITEM 22.  UNDERTAKINGS.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant also hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alexandria, Virginia on this 14th day of April, 1999.


                                          METROCALL, Inc.

                                          By: /s/ VINCENT D. KELLY
                                            ------------------------------------
                                              Vincent D. Kelly
                                              Chief Financial Officer and
                                              Executive Vice President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signatures" constitutes and appoints William L. Collins and Vincent D. Kelly as his or her true and lawful attorneys-in-fact each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any or all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                     SIGNATURE                                   TITLE                    DATE
                     ---------                                   -----                    ----

*                                                    Chairman of the Board            April 14, 1999
---------------------------------------------------
Richard M. Johnston

*                                                    Vice Chairman of the Board,      April 14, 1999
---------------------------------------------------    President, Chief Executive
William L. Collins, III                                Officer and Director
                                                       (Principal Executive
                                                       Officer)

*                                                    Chief Financial Officer,         April 14, 1999
---------------------------------------------------    Executive Vice President and
Vincent D. Kelly                                       Treasurer (Principal
                                                       Financial and Accounting
                                                       Officer)

*                                                    Director                         April 14, 1999
---------------------------------------------------
Harry L. Brock, Jr.

                     SIGNATURE                                   TITLE                    DATE
                     ---------                                   -----                    ----
*                                                    Director                         April 14, 1999
---------------------------------------------------
Francis A. Martin, III

*                                                    Director                         April 14, 1999
---------------------------------------------------
Ronald V. Aprahamian

*                                                    Director                         April 14, 1999
---------------------------------------------------
Elliott H. Singer

*                                                    Director                         April 14, 1999
---------------------------------------------------
Michael Greene

*                                                    Director                         April 14, 1999
---------------------------------------------------
Royce R. Yudkoff

*                                                    Director                         April 14, 1999
---------------------------------------------------
Jackie R. Kimzey

*                                                    Director                         April 14, 1999
---------------------------------------------------
Edward E. Jungerman

*                                                    Director                         April 14, 1999
---------------------------------------------------
Max D. Hopper

*By:       /s/ VINCENT D. KELLY
   ---------------------------------------------
               Vincent D. Kelly
               Attorney-in-Fact

                                 EXHIBIT INDEX


                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
  NO.                             DESCRIPTION                                 PAGE
-------                           -----------                             ------------
  3.1     Restated Certificate of Incorporation of Metrocall, Inc.
          (Metrocall)(a)
  3.2     Eighth Amended and Restated Bylaws of Metrocall(a)
  4.1     Indenture for Metrocall Senior Subordinated Notes Due 2008,
          dated as of December 22, 1998, including form of Notes(b)
  5.1     Opinion of Wilmer, Cutler & Pickering as to the legality of the securities being registered
  8.1     Opinion of Wilmer, Cutler & Pickering as to certain tax
          matters
 10.1     Registration Rights Agreement dated December 22, 1998
          between Metrocall and Morgan Stanley & Co. Incorporated,
          Nationsbanc Montgomery Securities LLC, TD Securities (USA)
          Inc., First Union Capital Markets, a division of Wheat First
          Securities, Inc. and BancBoston Robertson Stephens, Inc.(a)
 12.1     Ratio of Earnings to Fixed charges *
 23.1     Consent of Wilmer, Cutler & Pickering (included in Exhibits
          5.1 and 8.1)
 23.2     Consent of Arthur Andersen LLP, as independent public
          accountants for Metrocall
 23.3     Consent of PricewaterhouseCoopers LLP (successor to Coopers
          & Lybrand L.L.P.), as independent accountants for AT&T
          Wireless Services, Inc. -- Messaging Division
 24       Power of Attorney (included in signature pages of this
          Registration Statement).
 25       Form T-1 Statement of Eligibility of First Union National
          Bank to act as trustee under the Indenture *
 99.1     Form of Letter of Transmittal *
 99.2     Form of Notice of Guaranteed Delivery *
 99.3     Form of Exchange Agent Agreement *


-------------------------

(a) Incorporated by reference to Metrocall's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Commission on March 31, 1999.

(b) Incorporated by reference to Metrocall's Current Report on Form 8-K filed with the Commission on January 4, 1999.


* Previously filed